Exhibit 10.3

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
AND
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PERRIGO ORAL HEALTH CARE HOLDINGS, INC.,
PERRIGO IRELAND 6 DAC,
BIG MOUTH MERGER SUB, LLC,
RANIR GLOBAL HOLDINGS, LLC,
CAMDEN PARTNERS III SPV, L.P.
RGH SELLER REP, LLC, IN ITS CAPACITY AS THE REPRESENTATIVE
AND
PERRIGO COMPANY PLC, IN ITS CAPACITY AS THE GUARANTOR
MAY 8, 2019

ARTICLE I    THE BLOCKER PURCHASE    2
1.01    Sale of Blocker Shares    2
1.02    Consideration    2
1.03    Closing    2
ARTICLE II    THE MERGER    2
2.01    Merger    2
2.02    Effective Time; Closing    2
2.03    Effect of the Merger    2
2.04    Certificate of Formation    2
2.05    Limited Liability Company Agreement    3
2.06    Managers and Officers    3
2.07    Conversion of Company Units    3
2.08    Unitholders Payments; Letters of Transmittal    4
2.09    Required Withholding    4
ARTICLE III    CLOSING, TRANSACTION CONSIDERATION
ADJUSTMENT    6
3.01    The Closing    6
3.02    Closing Transactions    6
3.03    Estimated Closing Cash Payment Adjustment    8
3.04    Cooperation    10
3.05    Representative's Determination of the Amounts Owed to Blocker

Seller and the Designated Unitholders ARTICLE IV REPRESENTATIONS AND WARRANTIES OF US BUYER, IRISH BUYER AND MERGER SUB		11 11
4.01	Status	11
4.02	Power and Authority	11
4.03	Enforceability	11
4.04	No Violations; Consents and Approvals	11
4.05	Brokers	12
4.06	Financing	12
4.07	Investment Representation	12
4.08	Litigation	12
4.09	No Additional Representations or Warranties	12
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BLOCKER
SELLER	12
5.01	Status	12
5.02	Power and Authority	12
5.03	Enforceability	13
5.04	No Violations; Consents and Approvals	13
5.05	Capitalization; Ownership	13
5.06	Investments	13
5.07	Tax Matters	13
5.08	Holding Company	14

5.09	Litigation	15
5.10	No Brokers	15
5.11	No Additional Representations or Warranties	15
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE
COMPANY	15
6.01	Corporate Status	15
6.02	Power and Authority	15
6.03	Enforceability	15
6.04	Capitalization; Ownership	16
6.05	No Violation; Consents and Approvals	16

6.06	Financial Statements; No Undisclosed Liabilities	16
6.07	Absence of Certain Developments	17
6.08	Litigation	18
6.09	Environmental Matters	18
6.10	Title to Properties	18

6.11	Compliance with Laws	19
6.12	Labor and Employment Matters	20
6.13	Employee Benefit Plans	21
6.14	Tax Matters	23
6.15	Insurance	25
6.16	Licenses and Permits	25
6.17	Affiliated Transactions	25
6.18	Material Contracts	25
6.19	Intellectual Property	27
6.20	Key Customers and Suppliers	28
6.21	Regulatory Matters	29
6.22	Condition and Sufficiency of Assets	30
6.23	Inventory	31
6.24	No Brokers	31
6.25	Cyber-security and Data Privacy.	31
6.26	Accounts Receivable	32
6.27	Closing Cash Payment	32
6.28	Dissenters' Rights	32
6.29	No Additional Representations or Warranties	32
ARTICLE VII	PRE-CLOSING COVENANTS	32
7.01	Efforts	32
7.02	Regulatory Filings	33
7.03	Conduct of the Business	34
7.04	Access to Information	35
7.05	Exclusivity	36
7.06	Confidentiality Agreement	36
7.07	Notice of Certain Events	36
7.08	Intellectual Property	37
7.09	Payoff Letters	37
7.10	401(k) Plan Termination	37

7.11    Section 280G Approval    37
7.12    Specified Award Agreements    38
7.13    Third Party Consents    38
7.14    Other Items    38
ARTICLE VIII    POST-CLOSING COVENANTS    38
8.01    Further Assurances    38
8.02    Director and Officer Liability and Indemnification    38
8.03    R&W Policy    39
8.04    Access to Books and Records    39
8.05    Transfer Taxes    39
8.06    Employee Matters    39
8.07    Release    40
8.08    Insurance Receivables    41
ARTICLE IX    TAX COVENANTS    41
9.01    Tax Return Filing    41
9.02    Pre-Closing Tax Matters    43
9.03    Tax Proceedings    43
9.04    Cooperation    43
9.05    No Code Section 338 or Section 336 Election    44
9.06    Straddle Period    44
9.07    Closing of Tax Period    44
9.08    Allocation of the Closing Cash Payment    45
9.09    Tax Treatment of Payments    45
9.10    Merger Tax Liability    45
ARTICLE X    CONDITIONS TO THE OBLIGATIONS OF BUYER AND
MERGER SUB    45
10.01    Accuracy of Representations and Warranties    45
10.02    Compliance with Covenants    45
10.03    No Adverse Proceeding    45
10.04    Termination of HSR Waiting Period    46
10.05    German Merger Control Clearance    46
10.06    No Material Adverse Effect    46
10.07    Dissenting Interests    46
10.08    Unitholder Consent    46
10.09    Closing Deliverables    46
ARTICLE XI    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
AND BLOCKER SELLER    46
11.01    Accuracy of Representations and Warranties    46
11.02    Compliance with Covenants    46
11.03    No Adverse Proceeding.    46
11.04    Termination of HSR Waiting Period    46
11.05    German Merger Control Clearance    47
11.06    Closing Deliverables    47

ARTICLE XII    DEFINITIONS    47
12.01    Defined Terms    47
12.02    Other Definitional Provisions.    60
ARTICLE XIII    TERMINATION    61
13.01    Termination    61
13.02    Effect of Termination    62
ARTICLE XIV    GENERAL PROVISIONS    62
14.01    Survival    62
14.02    Notices    62
14.03    Entire Agreement    64
14.04    Expenses    64
14.05    Amendment; Waiver    64
14.06    Binding Effect; Assignment    64
14.07    Counterparts    64
14.08    Interpretation.    64
14.09    Schedules.    65
14.10    Governing Law; Interpretation    65
14.11    Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial     65
14.12    Specific Performance    66
14.13    Arm's Length Negotiations; Drafting    66
14.14    Time    66
14.15    Made Available    66
14.16    Confidentiality; Public Announcements    66
14.17    Designation of the Representative    67
14.18    Company Representation    69
14.19    Acknowledgements    69
14.20    Guaranty    70
EXHIBITS
Exhibit A    Unitholder Consent
Exhibit B    Form of Certificate of Merger
Exhibit C    Form of Paying Agent Agreement
Exhibit D    Form of Letter of Transmittal
Exhibit E-1    Form of FIRPTA Certificate
Exhibit E-2    Form of Blocker FIRPTA Certificate
Exhibit F    Form of Company FIRPTA Certificate
Exhibit G    [Intentionally omitted]

Exhibit H    Allocation Schedule
Exhibit I    Form of Escrow Agreement
Exhibit J    Working Capital
v

STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER
This STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER, entered into as of May 8, 2019 (this "Agreement"), is by and among Perrigo Oral Health Care Holdings, Inc., a Delaware corporation ("US Buyer"), Perrigo Ireland 6 DAC, an Irish designated activity company ("Irish Buyer" and, together with US Buyer, "Buyer"), Big Mouth Merger Sub, LLC, a Delaware limited liability company ("Merger Sub"), Ranir Global Holdings, LLC, a Delaware limited liability company (the "Company"), Camden Partners III SPV, L.P., a Delaware limited partnership ("Blocker Seller"), RGH SELLER REP, LLC, a Delaware limited liability company ("RGHSR"), solely in its capacity as the Representative (as hereinafter defined), and, solely for purposes of Section 14.20, Perrigo Company Plc (the "Guarantor"). Capitalized terms shall have the meanings ascribed to them in Section 12.01 of this Agreement. Buyer, Merger Sub, the Company, Blocker Seller and RGHSR are referred to herein collectively as the "Parties" and individually as a "Party."
RECITALS
WHEREAS, Blocker Seller is the record and beneficial owner of 100% of the issued and outstanding shares of capital stock (the "Blocker Shares") of CP Kayak Holdings, Inc., a Delaware corporation ("Blocker");
WHEREAS, Blocker is the record and beneficial owner of 27,058.82 Common Units and 1,485.32 Incentive Units (collectively, the "Blocker Company Units");
WHEREAS, Blocker Seller desires to sell to US Buyer, and US Buyer desires to purchase from Blocker Seller, 100% of the Blocker Shares, on the terms and subject to the conditions set forth in this Agreement (the "Blocker Purchase");
WHEREAS, immediately following the closing of the Blocker Purchase, Buyer, Merger Sub and the Company desire to merge Merger Sub with and into the Company, with the Company as the surviving limited liability company, on the terms and subject to the conditions set forth in this Agreement (the "Merger");
WHEREAS, the boards of manager (or the equivalent governing body) of US Buyer, Irish Buyer, Merger Sub and the Company have each approved the Merger and deemed it advisable and in the best interests of their respective equityholders and have directed that this Agreement be submitted to their respective equityholders for adoption;
WHEREAS, US Buyer and Irish Buyer, acting as the sole equityholders of Merger Sub, have approved this Agreement and the Transactions; and
WHEREAS, the Unitholders holding, in the aggregate, not less than the minimum number of votes required to approve the Merger in accordance with the Delaware Limited Liability Company Act (the "DLLCA") and the Operating Agreement have approved this Agreement and the Transactions pursuant to a written consent, a copy of which is attached hereto as Exhibit A (the "Unitholder Consent").
AGREEMENT
NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
THE BLOCKER PURCHASE
1.01    Sale of Blocker Shares. Subject to and upon the terms and conditions of this Agreement, immediately prior to the Effective Time, Blocker Seller shall sell to US Buyer, and US Buyer shall purchase from Blocker Seller, all right, title and interest in and to the Blocker Shares, free and clear of all Liens.
1.02 Consideration. In consideration for the Blocker Shares, US Buyer shall pay Blocker Seller (collectively, the "Blocker Purchase Price"):
(a)    an aggregate amount of cash equal to the amount set forth on the Estimated Closing Statement under the heading "Blocker Closing Payment", as determined in accordance with Section 3.03(a) (the "Blocker Closing Payment"); plus
(b)    whether paid directly or through the release of the applicable withheld amounts, an aggregate amount of cash equal to the portion (as determined by the Representative based on the Distribution Principles) of any Future Distribution Amount attributable to the Blocker Company Units.
1.03 Closing. The closing of the Blocker Purchase shall take place on the Closing Date immediately prior to the Effective Time (the "Blocker Closing"); provided that, in the event the Merger does not become effective, the Blocker Closing shall be deemed void and to not have occurred.
ARTICLE II
THE MERGER
2.01 Merger. Subject to and upon the terms and conditions of this Agreement and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company in the Merger, is hereinafter sometimes referred to as the "Surviving Company."
2.02 Effective Time; Closing. At the Closing, the Company, Buyer and Merger Sub shall cause a certificate of merger in the form of Exhibit B attached hereto (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DLLCA to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date as Buyer and the Company shall agree and shall specify in the Certificate of Merger in accordance with the DLLCA (the "Effective Time").
2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of DLLCA. Without limiting the generality of the foregoing, from and after the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Company.
2.04 Certificate of Formation. The certificate of formation of Merger Sub in effect at the Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law.

2.05 Limited Liability Company Agreement. The limited liability company agreement of Merger Sub in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company until amended in accordance with applicable Law; provided that such limited liability company agreement shall maintain the same economics and ownership of the Blocker Company Units owned by Blocker as was maintained by the limited liability company agreement of the Surviving Company immediately before the Effective Time.
2.06 Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the terms of the operating agreement of the Surviving Company and applicable Law, the managers and officers of Merger Sub at the Effective Time shall be the managers and officers, as applicable, of the Surviving Company.
2.07 Conversion of Company Units. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of the Unitholders, the following shall occur:
(a)    Common Units and Vested Incentive Units. Each Common Unit and each Vested Incentive Unit outstanding immediately prior to the Effective Time (other than Common Units and Vested Incentive Units to be canceled pursuant to Section 2.07(b), if any, and Blocker Company Units) shall be canceled and extinguished and shall be converted into the right to receive an amount in cash, without interest, equal to:
(i)    a portion of the Estimated Closing Cash Payment as set forth on the Estimated Closing Statement under the heading "Designated Unitholders Payment" as determined in accordance with Section 3.03(a), plus
(ii)    the portion (as determined by the Representative based on the Distribution Principles) of any Future Distribution Amount attributable to such Common Unit or Vested Incentive Unit.
(b)    Unvested Incentive Units. Each Incentive Unit outstanding immediately prior to the Effective Time that is not a Vested Incentive Unit shall be canceled and extinguished and no cash or other consideration shall be paid with respect thereto.
(c)    Cancellation of Treasury Units. Each Common Unit or Incentive Unit held immediately prior to the Effective Time by the Company in treasury, if any, or held by Buyer or any of its subsidiaries (excluding the Blocker Company Units) shall be canceled and no cash or other consideration shall be paid with respect thereto.
(d)    Blocker Company Units. Each Blocker Company Unit shall be converted into and exchanged for one validly issued Common Unit or one validly issued Incentive Unit, as applicable, of the Surviving Company, in each case, with the same economics as the Blocker Company Units owned by Blocker immediately prior to the Effective Time (which Common Units and Incentive Units of the Surviving Company shall, for the avoidance of doubt, continue to be held by Blocker) and there shall be no payments made to US Buyer or Blocker in respect of the Blocker Company Units pursuant to this Section 2.07.
(e)    Merger Sub Units. The limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for validly issued Common Units and Incentive Units of the Surviving Company with the same economics as the Common Units and Vested Incentive Units outstanding immediately prior to the Effective Time (other than the Blocker Company Units owned by Blocker).

(f)    Books and Records. All consideration paid to the Designated Unitholders in accordance with the terms of this Agreement shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Common Units and Incentive Units (other than the Blocker Company Units) outstanding as of immediately prior to the Effective Time and the books of the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Company with respect to the equity interests that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, any holder of Common Units and Incentive Units (other than the Blocker Company Units) as of immediately prior to the Effective Time shall cease to have any rights as an equity holder of the Company (or, for the avoidance of doubt, the Surviving Company), except as specifically provided in this Agreement or by applicable Law.
2.08 Unitholders Payments; Letters of Transmittal.
(a)    Prior to the Closing, the Company, Irish Buyer and US Buyer shall enter into a paying agent agreement, in the form attached to this Agreement as Exhibit C, with Acquiom Financial LLC (the "Paying Agent" and such agreement, the "Paying Agent Agreement"). The Paying Agent shall act as paying agent in effecting payments to Designated Unitholders and the exchange of cash for Common Units and Incentive Units (other than the Blocker Company Units).
(b)    Within fifteen Business Days following the date of this Agreement, to the extent not delivered prior to the date of this Agreement, the Company shall, or shall instruct the Paying Agent to, deliver to each Designated Unitholder a letter of transmittal, in the form of Exhibit D attached hereto (the "Letter of Transmittal").
(c)    If a Designated Unitholder delivers its duly completed and validly executed Letter of Transmittal to the Paying Agent prior to the Closing, then at the Closing the Company shall instruct the Paying Agent to deliver to such Designated Unitholder the portion of the Estimated Closing Cash Payment payable to such Designated Unitholder pursuant to Section 2.07(a)(i). If a Designated Unitholder delivers its duly completed and validly executed Letter of Transmittal to the Paying Agent after the Closing, then promptly thereafter, the Company shall instruct the Paying Agent to deliver to such Designated Unitholder the portion of the Estimated Closing Cash Payment payable to such Designated Unitholder pursuant to Section 2.07(a)(i), and any Future Distribution Amount held by the Paying Agent that such Designated Unitholder is entitled to receive pursuant to Section 2.07(a)(ii) at that time, if any. From and after the Closing, each Common Unit and Incentive Unit (other than the Blocker Company Units and any Common Units or Incentive Units cancelled pursuant to Section 2.07(b) or Section 2.07(c)) shall represent solely the right to receive the portion of the Transaction Consideration into which the Common Units and Incentive Units shall have been converted pursuant to Section 2.07, without interest.
(d)    Any portion of the consideration paid to the Paying Agent by Irish Buyer pursuant to Section 3.02(b) that remains unclaimed by the Designated Unitholders twelve months after the Effective Time shall be returned to Irish Buyer, upon demand, and any such Designated Unitholder who has not delivered its duly completed and validly executed Letter of Transmittal to the Paying Agent on or prior to such date shall thereafter look only to Irish Buyer for payment of such consideration; provided that, notwithstanding the foregoing, Irish Buyer shall not be liable to any Designated Unitholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by the Designated Unitholders five years after the Effective Time (or if earlier, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Irish Buyer free and clear of any claims or interest of any Person previously entitled thereto.
2.09 Required Withholding.

(a)    Each of Buyer, the Escrow Agent, the Paying Agent and the Surviving Company (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement or any other agreements referenced herein) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or any other agreements referenced herein such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax Law; provided that, except with respect to payments in the nature of compensation to be made to employees or former employees of any of the Group Companies, if Buyer, the Escrow Agent, the Paying Agent or the Surviving Company determines that an amount is required to be deducted and withheld, Buyer shall use commercially reasonable efforts to provide the payee, at least three Business Days prior to the date the applicable payment is scheduled to be made, (i) with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and (ii) a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding); provided, further, that such notice obligation shall not be applicable with respect to any payment to a Person who does not deliver (i) IRS Form W-9 or applicable IRS Form W-8, and (ii) (A) in the case of Blocker Seller, the certificate described in Section 3.02(e)(iii) or (B) subject to Section 2.09(b), in the case of a Person other than Blocker Seller, a statement that such Person is not a "foreign person" for purposes of Sections 1445 and 1446(f) of the Code in the form of Exhibit E-1 attached to this Agreement. To the extent such amounts are so deducted or withheld and remitted to the proper Taxing Authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
(b)    The Representative, the Company and Buyer shall cooperate with each other, as and to the extent reasonably requested by any of the foregoing, in connection with the computation and verification of any amounts required to be withheld, including any "amount realized" with respect to the Transactions, and as determined under Code Section 1446(f), by causing the Company to provide to Buyer prior to the Closing Date a certification as described in Section 7.03 of IRS Notice 2018-29 or other information to determine any amount included in amounts realized pursuant to Treasury Regulation Section 1.752-1(h)).
(c)    Notwithstanding any other provision of this Agreement, each Designated Unitholder shall, in such Person's applicable Letter of Transmittal, if the Reimbursement Conditions are satisfied, agree to pay to Buyer the excess of: (A)(x) the amount of any withholding taxes required to be withheld by the Company with respect to such Designated Unitholder under Section 1446(a) of the Code with respect to the portion of the U.S. federal income tax period of the Company that begins before the Closing Date (excluding, in each case, any interest and penalties with respect to such matters and any amount that is actually withheld from such Designated Unitholder's pro rata portion of the Estimated Closing Cash Payment or any Future Distribution Amount), but only to the extent that such amount actually paid by the Company constitutes an advance payment of, or an offset to, a Tax liability imposed on such Designated Unitholder; or (y) the amount of any U.S. state non-resident withholding taxes required to be paid by the Company with respect to such Designated Unitholder as a result of a Pass-Through Income Tax Return prepared pursuant to and in accordance with the procedures of Section 9.01 or the resolution of the applicable PT-Tax Proceeding pursuant to and in accordance with the procedures set forth in Section 9.03 (excluding, in each case, any penalties and interest with respect to such matter and any amount that is actually withheld from such Designated Unitholder's pro rata portion of the Estimated Closing Cash Payment or any Future Distribution Amount), but only to the extent that such amount actually paid by the Company constitutes an advance payment of, or an offset to, a Tax liability imposed on such Designated Unitholder; over, in the case of both clause (A)(x) and clause (A)(y), (B) the amount of any proceeds or other third-party recovery (including pursuant to the R&W Policy) to which Buyer or any of its Affiliates (including the Company and its Subsidiaries) are entitled with respect to any such Taxes. The Letter of Transmittal shall also provide that if Buyer or any of its Affiliates (including the Company and its Subsidiaries) receives a refund of any amount for which Buyer has received a payment from a Designated Unitholder, Buyer shall promptly remit such refund to the Designated Unitholder.

ARTICLE III
CLOSING, TRANSACTION CONSIDERATION ADJUSTMENT
3.01    The Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Kirkland & Ellis LLP located at 300 North LaSalle, Chicago IL 60654 (a) at 9:00 a.m. prevailing Eastern Time on the later of (i) June 10, 2019 and (ii) the second Business Day following satisfaction or waiver of all of the closing conditions set forth in ARTICLE X and ARTICLE XI hereof (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or (b) on such other date and at such other time as are mutually agreed in writing by Buyer and the Company. The date on which the Closing actually occurs is referred to herein as the "Closing Date."
3.02    Closing Transactions. At the Closing:
(a)    the Company, Buyer and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;
(b)    Buyer (or the applicable Buyer as designated below) shall deliver:
(i)    US Buyer shall deliver to Blocker Seller, the Blocker Closing Payment;
(ii)    to the Paying Agent, the Estimated Closing Cash Payment, less the Blocker Closing Payment;
(iii)    to the Escrow Agent, the Adjustment Escrow Amount, to be held for the purpose of funding any payments required pursuant to Section 3.03(b)(v), and to be administered under the terms of the Escrow Agreement; and
(iv)    to the Representative:
(A)    the Representative Holdback, pursuant to Section 14.17(c);
(B)    a certificate, dated as of the Closing Date and signed by an officer of Buyer, stating that the conditions specified in Sections 11.01 and 11.02 with respect to Buyer and Merger Sub have been satisfied; and
(C)    the Escrow Agreement, duly executed by Irish Buyer, US Buyer and the Escrow Agent;
(c)    Buyer shall pay, on behalf of the Group Companies, the outstanding balance of any Funded Debt listed on the Estimated Closing Statement, pursuant to payoff letters, which payoff letters shall be in form and substance reasonably satisfactory to Buyer, from the holders of all such Funded Debt (the "Payoff Letters");
(d)    Buyer shall pay, on behalf of the Group Companies and Blocker, all Transaction Expenses, in each case, in the amounts and to the Persons identified on the Estimated Closing Statement;
(e)    Blocker Seller shall deliver to US Buyer:

(i)    the certificates representing the Blocker Shares, together with a duly executed stock power;
(ii)    a certificate, dated as of the Closing Date and signed by an officer of Blocker Seller, stating that the conditions specified in Sections 10.01 and 10.02 with respect to Blocker and Blocker Seller have been satisfied;
(iii)    a certificate from Blocker Seller stating that such entity is not a "foreign person" in the form of Exhibit E-2 attached hereto and an IRS Form W-9;
(iv)    a copy of Blocker's Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and a certificate of good standing of Blocker from the Secretary of State of the State of Delaware dated within five days of the Closing Date;
(v)    a certificate, dated as of the Closing Date and signed by an officer of Blocker certifying that attached thereto are true and complete copies of (A) all resolutions or written consents duly adopted by Blocker's directors and stockholders authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, and (B) Blocker's by-laws; and
(vi)    written resignations, effective as of the Effective Time, for each director and officer of Blocker;
(f)    the Company shall deliver to Buyer:
(i)    a certificate, dated as of the Closing Date and signed by an officer of the Company, stating that the conditions specified in Sections 10.01, 10.02 and 10.06 with respect to the Company have been satisfied;
(ii)    a certificate from the Company in accordance with Treasury Regulation Section 1.1445-11T(b) in the form of Exhibit F attached hereto;
(iii)    written resignations, effective as of the Effective Time, for each manager and officer of the Group Companies;
(iv)    a certificate, dated as of the Closing Date and signed by an officer of the Company certifying that attached thereto are true and complete copies of (A) all resolutions or written consents duly adopted by the Company's respective managers and Unitholders authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, and (B) the Company's operating agreement, including copies of all amendments thereto;
(v)    a copy of the Company's Certificate of Formation, certified by the Secretary of State of the State of Delaware and a certificate of good standing of the Company from the Secretary of State of the State of Delaware dated within five days of the Closing Date;
(vi)    the Payoff Letters, duly executed by the applicable lenders;
(vii) invoices issued by each intended beneficiary of the Transaction Expenses described in clause (i) of the definition of "Transaction Expenses" that set forth (A) the outstanding balance of such Transaction Expense as of the Closing Date, and (B) the wire transfer instructions for the payment of such Transaction Expenses to such Person;
(viii) the Paying Agent Agreement, duly executed by the Company and the
Paying Agent; and
(ix)    evidence that the Contracts set forth on Schedule 3.02(f)(ix) have been terminated as of no later than the Closing; and
(g)    the Representative shall deliver to Buyer the Escrow Agreement, duly executed by the Representative and the Escrow Agent.
3.03 Estimated Closing Cash Payment Adjustment.
(a)    Estimated Closing Cash Payment.
(i)    Not less than three Business Days prior to the Closing Date, the Representative shall deliver to Buyer a statement (the "Estimated Closing Statement") that sets forth (including, in each case, reasonable supporting documentation and detail as to how each was determined) (A) the Company's good faith estimate of the Cash Amount, the outstanding amount of all Funded Debt as of the Adjustment Time, the Transaction Expenses, the Tax Liability Amount, the Blocker Tax Liability Amount, the Working Capital (and the Working Capital Surplus or Working Capital Deficit, if any, implied thereby), (B) the Closing Cash Payment resulting therefrom (the "Estimated Closing Cash Payment"), (C) the Representative's determination, based on the Distribution Principles, of the portion of the Estimated Closing Cash Payment payable to Blocker Seller and (D) the Representative's determination, based on the Distribution Principles, of the portion of the Estimated Closing Cash Payment payable to each Designated Unitholder.
(ii)    Notwithstanding any other provision of this Agreement, Buyer and its representatives may make inquiries of or provide comments to the Company regarding questions or comments concerning, or disagreements with, the Estimated Closing Statement or arising in the course of Buyer's review thereof. If Buyer shall object to any of the information set forth on the Estimated Closing Statement, then Buyer and the Company shall negotiate in good faith concerning Buyer's proposed adjustments to the Estimated Closing Statement, if any, but in the absence of an agreement between Buyer and the Company with respect to such proposed adjustments, the Estimated Closing Statement as prepared by the Company shall control. In no event shall the Closing be delayed as a result of this Section 3.03(a)(ii).
(b)    Final Calculations.
(i)    Within ninety days after the Closing Date, Buyer shall prepare and deliver to the Representative a statement that sets forth (including, in each case, reasonable supporting documentation and detail as to how each was determined) (A) the Cash Amount, the outstanding amount of all Funded Debt as of the Adjustment Time, the Transaction Expenses, the Tax Liability Amount, the Blocker Tax Liability Amount and the Working Capital (and the Working Capital Surplus or Working Capital Deficit, if any, implied thereby) and (B) the Closing Cash Payment resulting therefrom (the "Closing Statement"). If the Representative has any objections to the Closing Statement, the Representative shall deliver to Buyer a written statement (an "Objection Statement") setting forth its objections (the "Objection Disputes") to the Closing Statement, which Objection Statement shall set forth in reasonable detail each such disagreement and the amount thereof. Any amount(s) set forth on the Closing Statement not included in a timely delivered Objection Statement as the subject of an Objection Dispute shall be treated as final, binding and non-appealable by the Parties. If an Objection Statement is not delivered to

Buyer within 45 days after receipt of the Closing Statement by the Representative, then the Closing Statement as originally received by the Representative shall be the final Closing Statement, and accordingly, final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Buyer and the Representative shall negotiate in good faith to resolve any Objection Disputes. If such negotiations result in a written resolution executed by Buyer and the Representative as to any Objection Dispute, such written resolution shall be final, binding and non-appealable by the Parties.
(ii)    If Buyer and the Representative cannot reach a final resolution on all of the Objection Disputes within 30 days after the delivery of the Objection Statement, the Representative and Buyer shall submit each unresolved Objection Dispute to KPMG US LLP (the "Firm") to resolve such Objection Disputes. If KPMG US LLP refuses or is otherwise unable to act as the Firm, then Buyer and the Representative shall cooperate in good faith to appoint a nationally recognized independent accounting or valuation firm mutually agreeable to Buyer and the Representative, in which event "Firm" shall mean such firm. The Firm shall be requested to render a written determination of the unresolved Objection Disputes (acting as an expert and not as an arbitrator) within forty-five days following its retention, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the definitions and other applicable provisions of this Agreement, (B) a single written presentation (which presentation shall be limited to the unresolved Objection Disputes) submitted by each of Buyer and the Representative to the Firm within fifteen days after its retention (which the Firm shall forward to the other Party) and (C) one written response submitted by each of Buyer and the Representative to the Firm within fifteen days after receipt of each presentation (which the Firm shall forward to the other Party) and not on independent review. Buyer and the Representative will instruct the Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. The Firm's determination of such Objection Disputes shall be final and binding upon the Parties and not subject to review by a court or other tribunal. The terms of appointment and engagement of the Firm shall be as reasonably agreed upon between Buyer and the Representative, and any associated engagement fees shall initially be allocated 50% to Buyer and 50% to the Representative; provided that such fees, costs and expenses of the Firm will ultimately be allocated between Buyer, on the one hand, and the Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such Party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the Representative submits an adjustment of $1,000 for a specific item in the Objection Statement, and if Buyer contests only $500 of the amount claimed by the Representative, and if the Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the fees, costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to the Representative. Except as provided in this Section 3.03(b)(ii), all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Firm shall be borne by the Party incurring such costs and expense. The process set forth in this Section 3.03(b) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of Working Capital, the Cash Amount, the Tax Liability Amount, the Blocker Tax Liability Amount, the outstanding amount of all Funded Debt as of the Adjustment Time or the Transaction Expenses.
(iii)    The Closing Statement (as adjusted by the agreement of the Representative and Buyer and/or the determination of the Firm, as applicable) shall be deemed the final Closing Statement for the purposes of this Section 3.03(b) and, accordingly, shall be final, binding and non-appealable by the Parties.
(iv)    If the Closing Cash Payment based on the final Closing Statement as finally determined pursuant to this Section 3.03(b) is greater than the Estimated Closing Cash Payment, (x)

Buyer shall promptly (but in any event within five Business Days after the final Closing Statement is determined pursuant to this Section 3.03(b)) pay (A) to Blocker Seller, an amount equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of such difference allocable to Blocker Seller (the "Blocker Adjustment Payment") and (B) to the Paying Agent, (I) the amount of such difference, less (II) the Blocker Adjustment Payment (which amount the Company shall instruct the Paying Agent to distribute to the Designated Unitholders based upon each such Designated Unitholder's applicable portion thereof (as determined by the Representative based on the Distribution Principles), except as otherwise determined by the Representative in accordance with Section 14.17), in each case, by wire transfer of immediately available funds to the account designated by Blocker Seller or the Paying Agent, as applicable, and (y) Buyer and the Representative shall promptly (but in any event within five Business Days after the final Closing Statement is finally determined pursuant to this Section 3.03(b)) deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the Adjustment Escrow Fund (A) to Blocker Seller, in an amount equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of the Adjustment Escrow Fund allocable to Blocker Seller and (B) to the Paying Agent, the remaining portion of the Adjustment Escrow Fund (which amount the Company shall instruct the Paying Agent to distribute to the Designated Unitholders based upon each such Designated Unitholder's applicable portion (as determined by the Representative based on the Distribution Principles) thereof, except as otherwise determined by the Representative in accordance with Section 14.17), in each case, by wire transfer of immediately available funds to such accounts designated by Blocker Seller or the Representative, as applicable.
(v)    If the Closing Cash Payment based on the final Closing Statement determined pursuant to this Section 3.03(b) is less than the Estimated Closing Cash Payment, Buyer and the Representative shall promptly (but in any event within five Business Days after the final Closing Statement is finally determined pursuant to this Section 3.03(b)) deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the Adjustment Escrow Fund (x) to Buyer, in an amount equal to the lesser of (A) the amount by which the Estimated Closing Cash Payment is greater than the Closing Cash Payment based on the final Closing Statement determined pursuant to this Section 3.03(b) (the "Seller Purchase Price Adjustment Payment"), and (B) the Adjustment Escrow Fund, (y) to Blocker Seller, in an amount equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of the remaining Adjustment Escrow Fund (if any, after payment pursuant to clause (x)), and (z) to the Paying Agent, the remaining portion of the Adjustment Escrow Fund (if any, after payment pursuant to clauses (x) and (y)) (which amount the Company shall instruct the Paying Agent to distribute to the Designated Unitholders based upon each such Designated Unitholder's applicable portion (as determined by the Representative based on the Distribution Principles) thereof, except as otherwise determined by the Representative in accordance with Section 14.17), in each case, by wire transfer of immediately available funds to such accounts designated by Buyer, Blocker Seller or the Representative, as applicable. If the Seller Purchase Price Adjustment Payment exceeds the Adjustment Escrow Fund, the Representative shall promptly inform the Blocker Seller and the Designated Unitholders of such excess, including the Blocker Seller's and each Designated Unitholder's respective payment obligation. Notwithstanding anything contained in this Agreement, Blocker Seller and the Designated Unitholders, severally and not jointly in accordance with their respective Unitholder Percentage, shall promptly (but in any event within ten Business Days after the final Closing Statement is finally determined pursuant to this Section 3.03(b)) pay Buyer the amount by which the Seller Purchase Price Adjustment Payment exceeds the Adjustment Escrow Fund.
3.04 Cooperation. During the period of time from and after the Representative's receipt of the Closing Statement through the determination of the final Closing Statement in accordance with Section 3.03(b), Buyer shall, and shall cause Blocker, the Surviving Company, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to (a) reasonably cooperate with the Representative and its accountants and other representatives in connection with their review of the Closing

Statement (including by providing the Representative with reasonable access during business hours and under reasonable circumstances to the employees of the Surviving Company and its Subsidiaries who are knowledgeable about the information contained in, and the preparation of, the Closing Statement) and (b) provide reasonable access during business hours and under reasonable circumstances to any books, records and other information reasonably requested by the Representative and its accountants or other representatives, in each case, to the extent relevant to the Representative's review of the Closing Statement and determination of the Closing Cash Payment or any component thereof.
3.05 Representative's Determination of the Amounts Owed to Blocker Seller and the Designated Unitholders. Notwithstanding any other provision of this Agreement, the Parties agree that Buyer, Merger Sub and the Surviving Company shall be entitled to rely solely on the Representative's determination of the portion of the Closing Cash Payment or any Future Distribution Amount payable to Blocker Seller and each Designated Unitholder. Buyer, Merger Sub and the Surviving Company shall not be responsible for any such determinations.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF US BUYER, IRISH BUYER AND MERGER SUB
US Buyer, Irish Buyer and Merger Sub jointly and severally represent and warrant to the Company and Blocker Seller as follows, as of the date of this Agreement and as of the Closing:
4.01 Status. US Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Irish Buyer is an Irish designated activity company, duly organized, validly existing and in good standing under the Laws of the Republic of Ireland. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
4.02 Power and Authority. Each of US Buyer, Irish Buyer and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. All acts or proceedings required to be taken by US Buyer, Irish Buyer or Merger Sub applicable to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of US Buyer's, Irish Buyer's and Merger Sub's obligations pursuant to this Agreement and the other Transaction Documents to which it is a party have been properly taken.
4.03 Enforceability. This Agreement and the other Transaction Documents have been or will be duly authorized, executed and delivered by each of US Buyer, Irish Buyer and Merger Sub, as applicable, and assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other Parties and the other Transaction Documents to which they are a party, this Agreement and the other Transaction Documents constitute or will constitute the legal, valid and binding obligation of each of US Buyer, Irish Buyer and Merger Sub, as applicable, enforceable against each in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors' rights generally and general equitable principles (the "Bankruptcy and Equity Exceptions").
4.04 No Violations; Consents and Approvals. The execution, delivery and performance of this Agreement and the other Transaction Documents by US Buyer, Irish Buyer and Merger Sub, and the consummation of the Transactions will not (i) violate any provision of the organizational documents of any of US Buyer, Irish Buyer or Merger Sub, (ii) violate any material Law applicable to, binding upon or enforceable against any of US Buyer, Irish Buyer or Merger Sub, (iii) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any Contract to which any of US Buyer, Irish Buyer or Merger Sub is a party or bound, (iv) result in the creation or imposition of any Lien upon any of the material property or material assets of any of US Buyer, Irish Buyer or Merger Sub or (v) except as set forth on Schedule 4.04, require the consent or approval of any Governmental Authority or any other Person, other than (A) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (B) compliance with any applicable requirements of the Hart-Scott-Rodino Act and the German Anti-Trust Law.
4.05 Brokers. Except for the fee payable to Centerview Partners LLC, none of US Buyer, Irish Buyer or Merger Sub has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the Transactions for which Blocker Seller or any Unitholder may be liable.
4.06 Financing. At the time the Closing is required to occur pursuant to Section 3.01, each of US Buyer and Irish Buyer will have immediately available funds sufficient to consummate its respective portion of the Transactions, including the payment of the Transaction Consideration and all fees and expenses payable by US Buyer, Irish Buyer or Merger Sub in connection with the Transactions. Neither of US Buyer's or Irish Buyer's obligation to consummate the Transactions is subject to any condition or contingency with respect to any financing or funding by any third party.
4.07 Investment Representation. US Buyer is acquiring Blocker and US Buyer and the Irish Buyer are acquiring the Company for its own account with the present intention of holding the securities of Blocker and the Company, as applicable, for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Each of US Buyer, Irish Buyer and Merger Sub is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
4.08 Litigation. There are no Proceedings pending or, to Buyer's knowledge, expressly threatened against US Buyer, Irish Buyer or Merger Sub, at law or in equity, before or by any Governmental Authority that would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.
4.09 No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of US Buyer, Irish Buyer or Merger Sub or any other Person on behalf of US Buyer, Irish Buyer or Merger Sub, makes any other express or implied representation or warranty with respect to any of US Buyer, Irish Buyer or Merger Sub.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BLOCKER SELLER
Blocker Seller hereby represents and warrants to Buyer and Merger Sub as follows, as of the date of this Agreement and as of the Closing:
5.01 Status. Blocker is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Blocker Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.
5.02 Power and Authority. Blocker Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations pursuant to this Agreement and the other Transaction Documents and to consummate the Transactions. All acts or proceedings required to be taken by Blocker Seller applicable to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of Blocker Seller's obligations pursuant to this Agreement and the other Transaction Documents have been properly taken.
5.03 Enforceability. This Agreement and the other Transaction Documents have been or will be duly authorized, executed and delivered by Blocker Seller and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties to the this Agreement and the other Transaction Documents to which they are a party, this Agreement and the other Transaction Documents constitute or will constitute the legal, valid and binding obligation of Blocker Seller, enforceable against Blocker Seller in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.
5.04 No Violations; Consents and Approvals. The execution, delivery and performance of this Agreement and the other Transaction Documents by Blocker Seller, and the consummation of the Transactions will not (i) violate any provision of the organizational documents of either Blocker Seller or Blocker, (ii) violate any material Law applicable to, binding upon or enforceable against either Blocker Seller or Blocker, (iii) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any Contract to which either Blocker Seller or Blocker is a party or bound, (iv) result in the creation or imposition of any Lien upon the Blocker Shares or any of the material property or material assets of Blocker or (v) require the consent or approval of any Governmental Authority or any other Person, other than compliance with any applicable requirements of the Hart-Scott-Rodino Act and the German Anti-Trust Law.
5.05 Capitalization; Ownership. All Blocker Shares are held of record and beneficially by Blocker Seller and are free and clear of all Liens. Blocker Seller has good and valid title to the Blocker Shares. The Blocker Shares constitute 100% of the total issued and outstanding ownership interests of Blocker. The Blocker Shares are duly authorized, validly issued, fully-paid and non-assessable. The Blocker Shares were issued in compliance with applicable Laws. The Blocker Shares were not issued in violation of the organizational documents of Blocker or any other agreement, arrangement or commitment to which Blocker Seller or Blocker is a party and are not subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other arrangements, commitments or agreements that require Blocker to issue or sell any of its equity interests (or securities convertible into or exchangeable for its equity interests). Other than the organizational documents of Blocker, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Blocker Shares. Upon consummation of the Transactions, Buyer shall own all of the Blocker Shares, free and clear of all Liens.
5.06 Investments. Blocker owns no equity interests in any Person, other than the Blocker Company Units.
5.07 Tax Matters.
(a)    Blocker has filed all material Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected). All material Taxes of Blocker that are due and payable (whether or not shown or required to be shown as owing by Blocker) have been fully and timely paid, and all such Tax Returns are true and correct in all material respects.

(b)    All material Taxes that Blocker is obligated to withhold and pay over from amounts owing to any employee, creditor or third party have been properly withheld and fully paid over to the extent due and payable, and Blocker has complied in all material respects with all applicable requirements with respect to all Forms W-2 and 1099 required with respect thereto, and such forms have been properly completed and timely filed.
(c)    Blocker is not a party to, and is not otherwise bound to, any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course and not primarily related to Taxes and (ii) any agreements with respect to property Taxes payable with respect to properties leased). Blocker has no Liability for Taxes of any other Person (x) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (y) as a transferee or successor, by contract or otherwise.
(d)    Blocker has not been the subject of any audit or other examination of Taxes by the Taxing Authorities of any Governmental Authority with respect to any open Tax years and, to Blocker Seller's knowledge, no such audit or other examination is contemplated or pending. Blocker has not received in writing from any Governmental Authority with respect to Taxes (including jurisdictions where Blocker has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Blocker, in each case, which remains outstanding or unresolved.
(e)    Blocker has not waived in writing any statute of limitations in respect of Taxes payable by it, which waiver is currently in effect.
(f)    There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Blocker.
(g)    Subject to a successful 280G Approval, Blocker is not party to any agreement that would require any of the Group Companies to make any payment in connection with the Closing that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.
(h)    Blocker will not be required to include any item of income in, or exclude an item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any Tax Accrual Amounts.
(i)    Blocker is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in such jurisdiction.
(j)    Blocker has not distributed stock of another Person, and has not had its stock distributed by another Person, within the last two years, in a transaction that was governed by Section 355 or Section 361 of the Code.
5.08 Holding Company. Except as set forth on Schedule 5.08, Blocker has no operations or assets, and does not engage in, and has never engaged in, any business activities, other than (i) its ownership of the Blocker Company Units, (ii) activities in connection with this Agreement and the Transactions and (iii) engaging in transactions related to its capital stock (including the issuance of the Blocker Shares to Blocker Seller), in each case, including any activities related or incidental thereto. Blocker (i) has no, and has never had any, employees and (ii) does not own or lease, and has never owned or leased, any real property or personal property. Blocker does not have any Liabilities other than in connection with the ownership, directly or indirectly, of the Group Companies.
5.09 Litigation. There are no Proceedings pending or, to Blocker Seller's knowledge, threatened against Blocker Seller or Blocker, at law or in equity, before or by any Governmental Authority which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.
5.10 No Brokers. Blocker Seller has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the Transactions.
5.11 No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, neither Blocker, nor Blocker Seller nor any other Person on behalf of Blocker or Blocker Seller makes any other express or implied representation or warranty with respect to Blocker and Blocker Seller or with respect to any other information provided to Buyer or its Affiliates.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer and Merger Sub as follows, as of the date of this Agreement and as of the Closing:
6.01 Corporate Status. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Subsidiaries of the Company as set forth on Schedule 6.01 is duly organized, validly existing and in good standing (or its local equivalent) under the Laws of the jurisdiction of its formation. Each of the Group Companies has all requisite power and authority to own or lease its properties and assets (including, as applicable, Company Intellectual Property) and to carry on its business as is now being conducted. Schedule 6.01 sets forth each jurisdiction in which each Group Company (a) was formed or incorporated and (b) is licensed or qualified to do business. Each Group Company is legally qualified to transact business as a foreign company in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.
6.02 Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations pursuant to this Agreement and the other Transaction Documents and to consummate the Transactions. All acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of the Company's obligations pursuant to this Agreement and the other Transaction Documents have been properly taken.
6.03 Enforceability. This Agreement and the other Transaction Documents have been or will be duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other Parties and the other Transaction Documents to which they are a party, this Agreement and the other Transaction Documents constitute or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

6.04 Capitalization; Ownership. Schedule 6.04(a) sets forth, for each Group Company, the number of issued and outstanding equity securities of such Group Company and the holders of record of the outstanding equity securities of such Group Company as of the close of business on the date of this Agreement, all of which are owned by such Persons free and clear of all Liens (other than Liens that will be removed at, or prior to, Closing). All of the issued and outstanding equity securities of each Group Company are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable Laws. Except as set forth on Schedule 6.04(b), there are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other arrangements, commitments or agreements that require any Group Company to issue or sell any of its equity securities (or securities convertible into or exchangeable for shares of its equity securities). Except as set forth on Schedule 6.04(c), none of the Group Companies owns, holds or has the right to acquire any stock, partnership interest, joint venture interest or other equity securities in any other Person (other than another Group Company), and there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity securities of any of the Group Companies.
6.05 No Violation; Consents and Approvals. Except as set forth on Schedule 6.05, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the Transactions will not (i) violate any provision of the organizational documents of any Group Company, (ii) violate any material Law applicable to, binding upon or enforceable against any of the Group Companies, (iii) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any Material Contract, (iv) result in the creation or imposition of any Lien upon any of the material property or material assets of any Group Company or (v) require the consent or approval of any Governmental Authority or any other Person, other than compliance with any applicable requirements of the Hart-Scott-Rodino Act and the German Anti-Trust Law.
6.06    Financial Statements; No Undisclosed Liabilities.
(a)    Attached to Schedule 6.06(a) are complete copies of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2017 and the related audited consolidated statements of income and cash flows for the fiscal year ended December 31, 2017, (ii) the audited consolidated balance sheet of the Group Companies as of December 31, 2018 (the "Latest Balance Sheet") and the related audited statements of income and cash flows for the fiscal year ended December 31, 2018 (the "Year-End Financial Statements") and (iii) the unaudited consolidated balance sheet of the Group Companies as of March 31, 2019 ( the "Interim Financial Statements" and collectively with the Year-End Financial Statements, the "Financial Statements"). Except as set forth on Schedule 6.06(a), the Financial Statements are based on the books and records of the Group Companies and fairly present, in all material respects, the financial position and results of operations of the Group Companies, as of the dates and for the periods referred to therein and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (subject, in the case of the Interim Financial Statements, to audit adjustments to non-cash items at year-end, which adjustments include goodwill and deferred Taxes, and the lack of footnote disclosures and other presentation items, none of which such adjustments, notes or presentation items would be material individually or in the aggregate).
(b)    Except as set forth on Schedule 6.06(b), the Group Companies do not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (i) Liabilities to the extent specifically accrued on or adequately reserved against in the Latest Balance Sheet or specifically disclosed in the notes to the other Financial Statements, (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the Ordinary Course (none of which is a liability resulting from breach of contract of warranty, tort, infringement or misappropriation) or (iii) Liabilities to be included in the computation of Funded Debt as of the Adjustment Time, Transaction Expenses, the Tax Liability Amount or Working Capital.
6.07 Absence of Certain Developments. Since the date of the Latest Balance Sheet through the date of this Agreement:
(a)    the business of the Group Companies has been conducted in all material respects in the Ordinary Course;
(b)    there has not occurred any Material Adverse Effect; and
(c)    except as set forth on Schedule 6.07, none of the Group Companies has:
(i)    issued, delivered, reissued or sold, disposed of or pledged, split, combined or reclassified any of its equity securities or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity securities;
(ii)    created, incurred, assumed or guaranteed any Funded Debt, other than (x) in the Ordinary Course, (y) pursuant to the Company's existing credit facilities, or (z) arrangements solely among or between the Group Companies;
(iii)    sold or transferred any material portion of its assets or property (tangible or intangible);
(iv)    leased, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens) any material portion of its assets or property (tangible or intangible);
(v)    acquired (whether by merger, acquisition of stock or assets, or otherwise) any business, line of business or any material portion of another Person's assets or property (tangible or intangible);
(vi)    made or authorized any change to the organizational documents of any of the Group Companies;
(vii) made an election to change the status of any of the Group Companies (as a corporation, partnership or disregarded entity) for federal, state or local Tax purposes;
(viii) suffered any damage, destruction or loss, regardless of whether covered by insurance, with respect to the property and assets of the Group Companies having a replacement cost of more than $500,000;
(ix)    established, terminated or materially amended any Plan or granted any equity incentive unit awards thereunder;
(x)    hired or terminated the employment (other than for cause) of any employee whose annual rate of base salary is in excess of $200,000;
(xi)    (A) increased the compensation payable or to become payable to any of the Group Companies' employees whose annual rate of base salary is in excess of $250,000, except to the extent otherwise required by the Plans, (B) granted any severance or termination pay, or (C) funded, accelerated the vesting and/or payment of, or increased the benefits payable or otherwise available under, any Plan;
(xii) adopted a plan of merger (other than this Agreement), liquidation, dissolution, consolidation or other reorganization or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or the international equivalent of such bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law;
(xiii) made a material change in its accounting or Tax reporting methods, principles or policies;
(xiv) abandoned or allowed a lapse of any material Registered Intellectual Property of the Group Companies; or
(xv) committed to do any of the foregoing.
6.08 Litigation. Except as set forth on Schedule 6.08, as of the date of this Agreement, there are no Proceedings pending or, to the Company's Knowledge, threatened against any of the Group Companies or otherwise affecting their respective properties or assets, at law or in equity, before or by any Governmental Authority. As of the date of this Agreement, none of the Group Companies is subject to any outstanding judgment, order or decree of any Governmental Authority.
6.09 Environmental Matters. Except as set forth on Schedule 6.09: (a) the Group Companies are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Environmental Laws and Environmental Permits; (b) none of the Group Companies has received since January 1, 2016, (or prior to that date if Liabilities remain outstanding) any written notice of a violation of Environmental Laws or any Liability arising under Environmental Laws, relating to the Group Companies or their facilities, the subject of which is unresolved or with respect to which any material Liabilities or obligations remain outstanding; (c) there is no material Proceeding pending or, to the Company's Knowledge, threatened against any of the Group Companies pursuant to or relating to Environmental Laws or Environmental Permits; (d) no Releases of Hazardous Materials have occurred, and no Person has been exposed to any Hazardous Materials, at, from, in, to, on, or under any Site, and no Hazardous Materials are present in the environment on, about or migrating to or from any Site, in each case that has given rise to, or would give rise to, any material Liability to any of the Group Companies; (e) the Group Companies hold all material Environmental Permits; (f) none of the Group Companies, no predecessor of any of the Group Companies, nor any entity previously owned by any of the Group Companies, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has resulted in, or would result in, material Liability to any of the Group Companies; (g) there are no polychlorinated biphenyl containing equipment, underground storage tanks, or asbestos containing material at the Owned Real Property, or to the Company's Knowledge, at the Leased Real Property; (h) there are no Phase I or Phase II environmental assessments in the possession of any Group Company with respect to any Site which have not been made available to Buyer; (i) none of the Group Companies is subject to any outstanding judgment, decree or order of any Governmental Authority under any Environmental Laws; and (j) none of the Group Companies has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any material Liability or obligation of the Group Companies or any other Person arising under or relating to Environmental Laws, including any material obligation for investigation, corrective or remedial action.
6.10    Title to Properties.

(a)    The Group Companies have valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned by the Group Companies on the Latest Balance Sheet, free and clear of all Liens (other than Permitted Liens), except for assets disposed of in the Ordinary Course since the date of the Latest Balance Sheet.
(b)    The real property leased by the Group Companies pursuant to the leases described on Schedule 6.10(b) (the "Leased Real Property") constitutes all of the real property leased by the Group Companies. Except as set forth on Schedule 6.10(b), the Group Companies hold a good and valid leasehold interest in (or a valid right to use, occupy or access) all of the Leased Real Property. Each of the leases described on Schedule 6.10(b) is a valid and binding agreement of the applicable Group Company and is in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any Bankruptcy and Equity Exceptions. The Company has made available to Buyer true and correct copies of each lease described on Schedule 6.10(b), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto. None of the Group Companies is in default in any material respect under any lease described on Schedule 6.10(b). The Group Companies' possession and quiet enjoyment of the Leased Real Property is not currently being disturbed. None of the Group Companies has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion thereof. Except as set forth on Schedule 6.10(b)(i), none of the Group Companies has collaterally assigned or granted any security interest in any Leased Real Property or any interest therein.
(c)    The real property at the addresses listed on Schedule 6.10(c) (which also includes the Group Company that is the owner of such real property) constitutes all of the real property owned by the Group Companies (the "Owned Real Property"). Except as set forth on Schedule 6.10(c), with respect to each parcel of Owned Real Property:
(i)    the applicable Group Company owns good marketable title to such Owned Real Property, free and clear of all Liens, other than Permitted Liens;
(ii)    there are no leases, subleases, licenses, concessions or other agreements granting to any Person the right of use or occupancy of any portion of such Owned Real Property;
(iii)    copies of all material deeds, title reports and surveys for the Owned Real Property have been made available to Buyer to the extent that such documents are within the possession or control of the Group Companies;
(iv)    there are no outstanding options or rights of first refusal to purchase such Owned Real Property or any portion of, or any interest in, such Owned Real Property;
(v)    each parcel of Owned Real Property and all of the material improvements and fixtures thereon are in material compliance with all Laws based on the current use of such Owned Real Property and are in good operating condition, subject to ordinary wear and tear and repairs and maintenance being carried out in the Ordinary Course; and
(vi)    there are no pending or, to the Company's Knowledge, threatened condemnation proceedings that would reasonably be expected to preclude or impair the use of such parcel of Owned Real Property for the current use.
6.11 Compliance with Laws.

(a)    The Group Companies are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Laws. Since January 1, 2016, (i) none of the Group Companies has been cited or fined or had any Proceeding initiated for any failure to comply with any Laws that has not been cured, and (ii) to the Company's Knowledge, no investigation by any Governmental Authority with respect to any of the Group Companies is pending or threatened.
(b)    Since January 1, 2016, each of the Group Companies and each of their respective directors, managers, officers, employees, agents and other Persons acting on their behalf: (i) have complied in all material respects with Anti-Corruption Laws; and (ii) have not unlawfully offered, promised or made payments of money or anything of value, whether directly or indirectly, to any Government Official to (A) influence any official act or decision of a Government Official, (B) induce a Government Official to do or omit to do any act in violation of a lawful duty, (C) secure any improper business advantage or (D) obtain or retain business for, or otherwise direct business to, any of the Group Companies.
6.12 Labor and Employment Matters.
(a)    None of the Group Companies (i) is, or has been since January 1, 2016, a party to or bound by any collective bargaining agreement, or other Contract or arrangement with a labor union, works council, trade union or other organization or body representing any of its employees or (ii) is or since January 1, 2016 has been a member of any multi-employers bargaining association or organization. As of the date of this Agreement, to the Company's Knowledge, there is currently no organized effort by any labor union to organize any employees of the Group Companies into one or more collective bargaining units. Since January 1, 2016, none of the Group Companies has experienced any strike or grievance, slowdown, work stoppage, lockout, picketing, concerted refusal to work overtime, handbilling, demonstrations, leafletting, jurisdictional dispute, or similar material labor dispute. Since January 1, 2016, none of the Group Companies has been subject to any pending unfair labor practice charge or complaint, or other material collective bargaining dispute before the National Labor Relations Board or any other labor relations tribunal or authority and none are pending or, to the Company's Knowledge, threatened as of the date of this Agreement. Since January 1, 2016, to the Company's Knowledge, the Group Companies have not been subject to any union or works council organizing efforts or election activity, including any demands for recognition or certification, attempts to bargain collectively, or filings for recognition with any applicable Governmental Authority. No employee of the Group Companies is represented by a union or other labor organization in connection with their employment with the Group Companies and, to the Company's Knowledge, there are no labor organizations seeking to represent any employees of the Group Companies. None of the Group Companies has committed any material unfair labor practice since January 1, 2016.
(b)    The Company is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, health and safety, immigration, terms and conditions of employment, and wage and hour, including: (i) Title VII of the Civil Rights Act of 1964; (ii) the Equal Pay Act of 1967; (iii) the Age Discrimination in Employment Act of 1967; (iv) the Americans with Disabilities Act; (v) the Family and Medical Leave Act; (vi) the Fair Credit Reporting Act; (vii) the Employee Retirement Income Security Act of 1974; (viii) the Fair Labor Standards Act and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws; (ix) the WARN Act, and any similar state WARN Act Law, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws; (x) the Immigration Reform and Control Act of 1986 and all related regulations and all executive orders in effect regarding the employment in the U.S. of persons who are not citizens of the U.S.; (xx) the United States National Labor Relations Act; and (xxi) the Occupational Safety and Health Act and any other equivalent and applicable Laws to which a Group Company may be subject in any other jurisdiction in which any Group Company employs and engages individuals.

(c)    The Company has delivered to Buyer a schedule setting forth a true, correct and complete list, as of February 2019, of all employees of the Group Companies, by Position ID and including for each such employee, title or position, department and organizational unit, date of hire or rehire, status as part-time or full-time, location, base salary and leave status. The Company has made available to Buyer all employment agreements with employees in the United States to which any Group Company is a party (excluding offer letters for at-will employment) and a list of all employment contracts and individual independent contractor agreements that have been terminated in the past twelve months ending on the date of this Agreement pursuant to which any Group Company has outstanding obligations as of the date of this Agreement.
(d)    To the Company's Knowledge, no current employee of any of the Group Companies is in material violation of any term of any employment Contract or invention assignment, patent disclosure or restrictive covenant agreement to a former employer relating to the right of any such employee to be employed by any of the Group Companies due to the use of trade secrets or proprietary information of others.
(e)    Since January 1, 2016, there has not been any pending, or, to the Company's Knowledge, threatened, allegation of sexual harassment or sexual misconduct against any current or former supervisory employee of any Group Company. Since January 1, 2016 none of the Group Companies have entered into a settlement agreement related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former employee or independent contractor of any Group Company.
(f)    Except as set forth on Schedule 6.12(f), there are no pending, and since January 1, 2016, there have been no, Proceedings brought by or on behalf of any applicant for employment, any current or former employee, consultant, independent contractor, leased employee, volunteer, temporary worker, Governmental Authority or any group or class of the foregoing, alleging violation of any applicable Laws relating to labor or employment, including unpaid compensation, including with respect to overtime amounts, misclassification, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment or service relationship.
(g)    Since January 1, 2016, no Group Company has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of a Group Company and to the Company's Knowledge, no such action has been threatened.
(h)    For non US-employees and directors, no material complaint of sex, race, disability, age, sexual orientation or religion or religious belief discrimination has been raised by any current or former employee that is currently pending against any Group Company.
(i)    Except as would not result in a material liability to the Group Companies, since January 1, 2016, all Group Companies have paid or properly accrued all wages and compensation due to all employees, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
6.13 Employee Benefit Plans.
(a)    Schedule 6.13 sets forth a complete and correct list of each material Plan.
(b)    Each of the Plans that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that has received a favorable opinion letter from the Internal Revenue Service. The Plans, and the provision of compensation and benefits by the Group Companies under the Plans, have at all times since January 1, 2013 complied in all material respects in form and in operation with the requirements of the Code, ERISA and all applicable Laws. Each Plan has at all times since January 1, 2013 been operated in compliance in all material respects with its terms.
(c)    With respect to the Plans, all required contributions have been made or, if not yet due, have been properly accrued (to the extent required by GAAP to be accrued). All monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plans in all material respects in a timely manner as required by applicable Laws. The Company has made available to Buyer with respect to each Plan true and correct copies of (as applicable) (i) the current Plan document, amendments and related trust agreements, (ii) Forms 5500 (to the extent applicable), including all attachments thereto, for the past three years, (iii) the latest financial statements for each Plan, (iv) a summary of the material terms of any unwritten Plans, (v) the most recent actuarial report, (vi) the most recent IRS determination or opinion letter, (vii) the most recent summary plan description and any summaries of material modifications and (viii) any other material documentation issued by Governmental Authorities and received by the Company in respect of any Plan.
(d)    None of the Group Companies maintains, participates in, sponsors, has any obligation to contribute to or has any Liability with respect to, nor has any of the Group Companies, since January 1, 2013, maintained, participated in, sponsored, had an obligation to contribute to, or had any Liability with respect to, any (i) defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA or Section 412 of the Code or any other equivalent applicable Laws to which a Group Company is subject in any other jurisdiction outside of the United States, (ii) Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA), (iii) "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA or (iv) "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. No Plan provides for post-employment health or life insurance benefits or coverage, or other similar retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar Laws).
(e)    Outside of the United States, the Group Companies do not have any unfunded pension Liabilities, seniority premiums, or termination indemnity, other than such Liabilities relating to such benefit or compensation plans, programs, policies, agreements or arrangements that are required by applicable Laws.
(f)    Since January 1, 2016, all required reports and descriptions with respect to each Plan (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed in all material respects in compliance with the applicable requirements of ERISA, the Code and all other applicable Laws.
(g)    No Proceeding with respect to any Plan (other than routine claims for benefits) is pending or, to Company's Knowledge, threatened. Since January 1, 2016, none of the Group Companies has incurred any material Liability for excise, income or other Taxes or penalties with respect to any Plan.
(h)    Subject to entering into the amendments contemplated by Section 7.12, each Plan that constitutes a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) is, and since January 1, 2016 has been, established, administered and maintained in compliance in all material respects with the documentary and operational requirements of Section 409A of the Code and the regulations promulgated thereunder.
(i)    Each of the Group Companies and each Plan is and at all times since January 1, 2016 has been in compliance in all material respects with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the "Health Care Law"), to the extent applicable. The operation of each Plan since January 1, 2016 has not resulted in the incurrence of any material penalty or Liability to any of the Group Companies pursuant to the Health Care Law.
(j)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will (i) result in any payment, acceleration, forgiveness of indebtedness, vesting, increase in payments or benefits, or obligation to fund payments or benefits with respect to any current or former employee, independent contractor, manager or director of any of the Group Companies or (ii) give rise to the payment of any amount that would not be deductible by any of the Group Companies by reason of Section 280G of the Code or that would be subject to Tax under Section 4999 of the Code. None of the Group Companies have an obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Section 4999 or Section 409A of the Code or any other equivalent applicable Laws to which a Group Company is subject in any other jurisdiction outside of the U.S. No Group Company (other than TotalCare International Corp (and its Subsidiary Ranir Changshu Oral Care Co. Ltd.), which have no "disqualified individuals" (as defined in Section 280G of the Code)), individually or grouped with one or more of the other Group Companies, constitutes a "corporation" for purposes of Section 280G of the Code.
6.14 Tax Matters.
(a)    The Group Companies have filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file that have been duly perfected). All Taxes of the Group Companies that are due and payable (whether or not shown or required to be shown as owing by the Group Companies) have been fully and timely paid, and all such Tax Returns are true and correct in all material respects.
(b)    All material Taxes that any of the Group Companies is obligated to withhold and pay over from amounts owing to any employee, creditor or third party have been properly withheld and fully paid over to the extent due and payable, and the Group Companies have complied in all material respects with all applicable requirements with respect to all Forms W-2 and 1099 required with respect thereto, and such forms have been properly completed and timely filed.
(c)    None of the Group Companies is party to or is otherwise bound by, any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than (a) customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course and not primarily related to Taxes and (b) any agreements with respect to property Taxes payable with respect to properties leased). None of the Group Companies has any Liability for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) or (ii) as a transferee or successor, by contract or otherwise.
(d)    Except as set forth on Schedule 6.14(d), none of the Group Companies has been the subject of any audit or other examination of Taxes by any Taxing Authority with respect to any open Tax years and, to the Company's Knowledge, no such audit or other examination is contemplated or pending. None of the Group Companies has received in writing from any Governmental Authority with respect to Taxes (including jurisdictions where none of the Group Companies have filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any Group Company, in each case, which remains outstanding or unresolved.

(e)    None of the Group Companies has waived in writing any statute of limitations in respect of Taxes payable by any of them, which waiver is currently in effect.
(f)    There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Group Companies.
(g)    The unpaid Taxes of the Group Companies (i) did not, as of the date of the latest Financial Statements, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the latest Financial Statements (rather than in any notes thereto) and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns, in each case to the extent consistent with GAAP. Since the date of the latest Financial Statements, no Group Company has incurred any material Liability for Taxes from transactions outside of the Ordinary Course.
(h)    None of the Group Companies will be required to include any item of income in, or exclude an item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing, (iii) intercompany transaction or excess loss amount described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code, (vi) prepaid amount received outside of the Ordinary Course or deferred revenue accrued on or prior to the Closing, (vii) ownership of "United States property" (as defined in Section 956(c) of the Code) on a date prior to the Closing Date by any Subsidiary of the Company that that is a "controlled foreign corporation" (within the meaning of Section 957(a) of the Code), (viii) Subsidiary of the Company that is a "controlled foreign corporation" (within the meaning of Section 957(a) of the Code) having "subpart F income" (within the meaning of Section 952(a) of the Code) or having "global intangible low-taxed income" (within the meaning of Section 951A of the Code), in each case, earned prior to the Closing, or (ix) application of Section 965 of the Code (including an election under Section 965(h) of the Code (or any similar provision of Law)) (collectively, (i) through (viii), the "Tax Accrual Amounts").
(i)    None of the Group Companies is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in such jurisdiction.
(j)    Each Group Company has properly collected and remitted all material sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and for all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.
(k)    Except as set forth on Schedule 6.14(k), each of the Group Companies is, and has been since its formation, properly treated as either a "partnership" or "disregarded entity" for U.S. federal income tax purposes and no election has been made pursuant to Treasury Regulation Section 301.7701-3(c) to treat any of the Group Companies as an association taxable as a corporation. Schedule 6.14(k) sets forth each Subsidiary of the Company that is characterized as an association taxable as a corporation for U.S. federal Income Tax purposes (i) whether each such entity is a "controlled foreign corporation" within the meaning of Section 957 of the Code or a "passive foreign investment company" within the meaning of Section 1297 of the Code and (ii) for U.S. federal Income Tax purposes, the tax year end of any such entity that is a "controlled foreign corporation" within the meaning of Section 957 of the Code.
(l)    No Group Company that is characterized as an association taxable as a corporation for U.S. federal Income Tax purposes has distributed stock of another Person, or has had its stock distributed by another Person, within the last two years, in a transaction that was governed by Section 355 or Section 361 of the Code.
(m)    The Company has in effect an election under Section 754 of the Code.
6.15    Insurance. Schedule 6.15 lists each insurance policy in effect as of the date of this
Agreement that is maintained by any of the Group Companies, including the name of the insurer, the policy number and the limits of coverage (the "Insurance Policies"). The Insurance Policies are in full force and effect. None of the Group Companies has received written notice of any cancellation or threat of cancellation of any of the Insurance Policies. All premiums due prior to Closing on the Insurance Policies have been paid prior to Closing in accordance with the payment terms of each such Insurance Policy. All of the Insurance Policies are (a) valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. None of the Group Companies is in material breach or material default under any of the Insurance Policies. The Company has made available to Buyer loss runs for the current policy period for each of the Insurance Policies. Except as set forth on Schedule 6.15, there are no claims related to the business of the Group Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which any of the Group Companies received a reservation of rights letter that is currently outstanding. Except as set forth on Schedule 6.15, none of the Group Companies has any self-insurance or co-insurance programs.
6.16 Licenses and Permits. The Group Companies hold or have otherwise made or received all material franchises, grants, authorizations, licenses, permits, consents, certificates, exemptions, clearances, de novos, approvals, declarations, registrations, drug product listings, CE marks, filings and orders of or required by any Governmental Authority (collectively, the "Permits") to allow the Group Companies to (i) perform their design, development, manufacturing, processing, testing, packaging/repackaging, labeling/relabeling, storage, handling, distribution, supply, import, export, marketing, commercialization and sales activities, (ii) own, lease and operate their properties, and (iii) carry on their respective businesses as they are now being conducted. No violation, suspension, withdrawal, revocation, adverse modification, or cancellation of any of the Permits is pending, or, to the Company's Knowledge, threatened or under investigation. The Group Companies are, and since January 1, 2016 have been, in compliance in all material respects with the terms of all Permits. All of the Permits are in full force and effect and none of the Permits will be terminated or become terminable, in whole or in part, as a result of the Transactions. The Group Companies have paid or accrued all fees and charges with respect to such Permits in full, and met all filing, reporting, and maintenance obligations in all material respects and in a timely fashion.
6.17    Affiliated Transactions. Except as set forth on Schedule 6.17, no Related Party (a) is a party to any agreement or transaction with any of the Group Companies, other than (i) customary employment arrangements in the Ordinary Course and (ii) the Plans, or (b) has any material interest or right in any material property or right, tangible or intangible, used by any of the Group Companies.
6.18    Material Contracts.
(a)    Schedule 6.18(a) sets forth a list of all Contracts in effect as of the date of this Agreement to which any of the Group Companies is a party or by which any of the Group Companies is bound, meeting any of the descriptions set forth below (collectively referred to herein as the "Material Contracts"):
(i)    all Contracts relating to any completed material business acquisition by any of the Group Companies since January 1, 2016;
(ii)    all employment or consulting Contracts with employees and independent contractors of the Group Companies providing for annual base cash compensation that exceeds $100,000 and all equity incentive unit Contracts with employees or independent contractors of any of the Group Companies;
(iii)    all Contracts with temporary staffing, employee leasing, or other professional placement firms;
(iv)    all Contracts for Funded Debt;
(v)    all Contracts under which any of the Group Companies is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rental exceeds $250,000 and that are not terminable by the applicable Group Company upon notice of sixty days or less;
(vi)    all Contracts under which a Group Company is lessor of, or permits any third party to hold or operate any personal property of any of the Group Companies, for which the annual rental payments exceed $250,000 and that are not terminable by the applicable Group Company upon notice of sixty days or less;
(vii) all Contracts that prohibit any of the Group Companies from freely engaging in business anywhere in the world (excluding non-disclosure, confidentiality and employee non-solicitation covenants entered into in the Ordinary Course);
(viii) all material software licenses other than Off-the-Shelf Licenses;
(ix)    all Contracts (A) that are material Inbound Licenses (other than Off-the-Shelf Licenses or software licenses scheduled under Section 6.18(a)(vii)) or material Outbound Licenses (other than non-exclusive licenses granted to customers or that are incidental to sale of products in the Ordinary Course) or (B) that relate to any consent-to-use, coexistence, forbearance to sue, settlement, distribution or development of Company-Owned Intellectual Property and that materially limit or restrict the ability of any of the Group Companies to use, exploit, assert, register, or enforce any Company-Owned Intellectual Property anywhere in the world;
(x)    all Contracts relating to joint ventures, partnerships, profit sharing or similar arrangements;
(xi)    all Contracts with Key Suppliers and Key Customers;
(xii) all Contracts with any Governmental Authority to which any Group
Company is a party; and
(xiii) all agreements involving any resolution or settlement of any actual or threatened Proceeding and providing for payments by any Group Company after the date of this Agreement or imposing any ongoing requirements or restrictions on any of the Group Companies.

(b)    Except as set forth on Schedule 6.18(b), the Company has made available to Buyer a complete, true and correct copy of all written Material Contracts, together with all amendments and exhibits to such Material Contracts. None of the Group Companies nor, to the Company's Knowledge, any other party to any Material Contract is, in any material respect, in breach of, or in default under, any Material Contract. To the Company's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination of such Material Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under such Material Contract. Each Material Contract is a valid, binding and enforceable obligation of the applicable Group Company and, to the Company's Knowledge, each of the other parties thereto, except as enforceability may be limited by the Bankruptcy and Equity Exceptions, and is in full force and effect (other than any such Material Contract that expires in accordance with its terms). As of the date of this Agreement, no counterparty to any Material Contract has given notice to any of the Group Companies of its intention to cancel or otherwise terminate any such Material Contract.
6.19    Intellectual Property.
(a)    Schedule 6.19(a) contains a complete and accurate list of all Registered Company-Owned Intellectual Property, including the registration status, the accurate and up-to-date owner of record title, and, if different, the current legal owner. Excluding items the Group Companies have abandoned, allowed to lapse or failed to maintain in the Ordinary Course, all registrations and applications for registration or issuance of Registered Company-Owned Intellectual Property have been duly maintained (including the payment of maintenance, application, registration, renewal and/or other fees). Except as set forth on Schedule 6.19(a), no Registered Company-Owned Intellectual Property is involved in any interference, reissue, re-examination, opposition or cancellation proceeding, and no such proceeding has been threatened in writing since January 1, 2016. All Registered Company-Owned Intellectual Property (excluding any pending applications included therein) is valid, subsisting, and enforceable.
(b)    Except as set forth in Schedule 6.19(b), (i) one of the Group Companies owns (in a sole capacity) all Company-Owned Intellectual Property, free and clear of any Lien other than Permitted Liens, (ii) the Group Company shown as the owner of each item of Registered Company-Owned Intellectual Property on Schedule 6.19(a) owns all right, title and interest in, and is the record title owner of, such Registered Company-Owned Intellectual Property and (iii) the applicable Group Company owns and/or has the valid and enforceable right to use pursuant to a license, sublicense, agreement, or other permission all other Intellectual Property used in or necessary for the operation of the Group Companies' business as currently conducted. The Company Intellectual Property constitutes all material Intellectual Property used in or necessary for the operation of the businesses of the Group Companies as currently conducted. Except as set forth on Schedule 6.19(b), the Company Intellectual Property used or held for use by the Group Companies immediately prior to the Closing will be owned or available for use (as applicable) by the Group Companies on terms and conditions that are identical in all material respects immediately after the Closing.
(c)    Except as set forth on Schedule 6.19(c), neither the Company-Owned Intellectual Property, the use or exploitation of the Company-Owned Intellectual Property, nor the conduct of the business of the Group Companies has, since January 1, 2016 (or, solely with respect to patents held by any third Person, since January 1, 2013), infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Intellectual Property of any Person. Except as set forth on Schedule 6.19(c), since January 1, 2016 (or, solely with respect to patents held by any third Person, since January 1, 2013), none of the Group Companies has received any written claim, demand or notice, and no action is pending or, to the Company's Knowledge, threatened against any of the Group Companies (x) alleging that any Group Company has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person or (y) challenging the validity, registrability, enforceability or ownership of, or the right of a Group Company to use, any Company Intellectual Property.

(d)    Except as set forth in Schedule 6.19(d), to the Company's Knowledge, no Person is infringing, misappropriating or otherwise violating any Registered Company-Owned Intellectual Property or any other Company-Owned Intellectual Property. None of the Group Companies has brought or threatened a claim in writing against or provided written notice to any Person (i) alleging that such Person is infringing, misappropriating or otherwise violating any Company-Owned Intellectual Property or (ii) challenging such Person's ownership or use, or the validity, registrability, or enforceability, of such Person's Intellectual Property.
(e)    Each of the Group Companies have taken commercially reasonable steps to maintain the proprietary nature of the Company-Owned Intellectual Property, and to protect the confidentiality of the confidential information and trade secrets included in the Company Intellectual Property, including (i) implementing and maintaining requirements that all employees and other Persons with access to confidential information of the Group Companies, or any third party (as applicable), be subject to confidentiality obligations and (ii) causing all current employees and consultants and contractors of any of the Group Companies that are involved in the development of Company-Owned Intellectual Property to enter into valid and binding written contracts with the applicable Group Company, sufficient to vest title in the applicable Group Company, of all Intellectual Property created by such employee or consultant/contractor within the scope of their employment or engagement by the Group Companies and to prevent the unauthorized use and disclosure of trade secrets and other confidential information owned, used or held for use by the Group Companies. No past or present employee, partner, director, stockholder, member, officer, consultant or Affiliate of any of the Group Companies has any rights to or ownership interest in any Company-Owned Intellectual Property.
(f)    All software used in the operation of the business of the Group Companies as presently conducted is properly licensed and is not a "bootleg" version or copy. All such software: (i) is in all material respects in working order and/or performs in material conformance with its documentation, is free from any material software defect and does not contain any self-help mechanism or unauthorized code; (ii) does not contain viruses, Trojan horses or other malicious code; and (iii) has not suffered any material error, breakdown, failure or security breach since January 1, 2016 that has caused material disruption or damage to the operation of the business of the Group Companies that has not been properly remedied in all material respects, or that was required to be reportable to any Governmental Authority or Person.
6.20 Key Customers and Suppliers.
(a)    Schedule 6.20(a) lists the top ten customers by dollar sales volume of the Group Companies (on a consolidated basis) for the twelve-month period ended December 31, 2018 (each, a "Key Customer"). None of the Key Customers has (i) terminated, or given written notice to any of the Group Companies of its intention to terminate, its relationship with any of the Group Companies, or (ii) given written notice to any of the Group Companies that it plans to reduce substantially the quantity of products or services that it purchases from any of the Group Companies. None of the Group Companies has any reason to believe that any of the Key Customers intends to (i) terminate its relationship with any of the Group Companies, or (ii) reduce substantially the quantity of products or services that it purchases from any of the Group Companies.
(b)    Schedule 6.20(b) lists the top ten suppliers by dollar sales volume of the Group Companies (on a consolidated basis) for the twelve-month period ended December 31, 2018 (each, a "Key Supplier"). None of the Key Suppliers has (i) terminated, or given written notice to any of the Group Companies of its intention to terminate, its relationship with any of the Group Companies, or (ii) given written notice to any of the Group Companies that it plans to reduce substantially the quantity of products or services that it provides to any of the Group Companies. None of the Group Companies has any reason to believe that any of the Key Suppliers intends to (i) terminate its relationship with any of the Group

Companies, or (ii) reduce substantially the quantity of products or services that it provides to any of the Group Companies.
6.21    Regulatory Matters.
(a)    The Group Companies have, since January 1, 2016, complied and are complying, in each case, in all material respects with all applicable Laws with respect to their respective businesses and the products designed, developed, manufactured, processed, tested, packaged/repackaged, labeled/relabeled, stored, handled, distributed, supplied, imported, exported, marketed, promoted, commercialized, or sold by or for any of the Group Companies (the "Company Products") including: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (ii) any applicable FDA investigational device exemption, device listing, premarket approval, 510(k) clearance, or de novo request and the equivalent EU CE-marking requirements; (iii) the Federal Trade Commission Act (15 U.S.C. §§ 41-58) and the equivalent EU and national EU member states competition Laws; (iv) the Poison Prevention Packaging Act (15 U.S.C. § 1471 et seq.) and the equivalent EU and national EU member states Laws; (v) the Medical Device Directive 93/42/EC; (vi) the Cosmetics Regulation (EC) 1223/2009; (vii) the Administrative Measures on Supervision of Manufacturing of Medical Devices promulgated by the China Food and Drug Administration on November 17, 2017; (viii) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the Foreign Corrupt Practices Act, the civil and criminal False Claims Acts (31 U.S.C. § 3729 et seq. and 18 U.S.C. § 287) and the equivalent EU and member states laws and codes including the Bribery Act 2010 and the EFPIA Disclosure Code as implemented by EU member state trade associations; (ix) any applicable state or local Laws relating to any of the foregoing; and (x) all other relevant Laws of jurisdictions within, and outside of, the United States. The Company Products are not, and since January 1, 2016 have not been, materially adulterated or misbranded, or prohibited from introduction into interstate commerce under applicable Law. Except as set forth on Schedule 6.21(a), all of the Company Products that are over-the-counter drug products are either being marketed pursuant to and in compliance in all material respects with a final over-the-counter drug monograph or the FDA's enforcement policies (or equivalent foreign policies) with respect to non-final over-the-counter drug monographs.
(b)    Except as set forth on Schedule 6.21(b), none of the Group Companies, nor, to the Company's Knowledge, any other Person, has, since January 1, 2016, received written notice of or been subject to, any adverse inspectional finding, data integrity review, investigation, penalty, fine, reprimand, sanction, assessment, request for corrective or remedial action, import alert, detention at port, warning letter, regulatory letter, cyber letter, untitled letter, FDA Form 483, or other compliance or enforcement notice, communication, correspondence, Proceeding, or action from or by the FDA or any other Governmental Authority (including any notified body) related to any Company Product.
(c)    Except as set forth on Schedule 6.21(c), since January 1, 2016, none of the Company Products have been subject to a recall, removal, market withdrawal, or any other field correction (collectively, a "Recall"), nor is any Company Product Recall currently under consideration by any of the Group Companies or, to the Company's Knowledge, any Governmental Authority, manufacturer, supplier, distributor, or customer of a Company Product. Each of the Company Products has been, since January 1, 2016, and is being designed, developed, manufactured, processed, tested, packaged/repackaged, labeled/relabeled, stored, handled, distributed, supplied, imported, exported, marketed, promoted, commercialized, or sold in compliance in all material respects with applicable Laws.
(d)    None of the Group Companies, nor any employee, nor, to the Company's knowledge, any agent of the Group Companies has, since January 1, 2016: (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, or in any records or documentation prepared or maintained to comply with the applicable Laws, with respect to any Company

Product; (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority; (iii) been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other comparable Governmental Authority for data or healthcare program fraud; or (iv) otherwise committed an act, made a statement, or failed to make a statement that, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the "FDA Ethics Policy"). None of the Group Companies, nor any employee, nor, to the Company's knowledge, any agent of the Group Companies is or, since January 1, 2016, has been the subject of any pending or, to the Company's Knowledge, threatened investigation, action, or Proceeding pursuant to the FDA Ethics Policy or otherwise resulting from any other untrue, fraudulent, or false statement or omission.
(e)    As required under Law or pursuant to a Permit, the Group Companies have since January 1, 2016, maintained, filed, or furnished to the applicable Governmental Authority or Person all material filings, documents, claims, reports, notices, and other submissions (collectively, "Reports"), required to be maintained, filed, or furnished on a timely basis, and, at the time of maintenance, filing, or furnishing, all such Reports were complete and accurate in all material respects, or were subsequently updated, changed, corrected, or modified.
(f)    None of the Group Companies, nor, to the Company's Knowledge, any employee or agent of the Group Companies (in such capacity) has, since January 1, 2016: (i) been debarred, suspended, excluded, deemed ineligible, or disqualified under any Law or, to the Company's Knowledge, threatened with the same, including under 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7, 42 C.F.R. Part 1001, or with respect to federal procurement and non-procurement programs or with respect to any equivalent foreign Laws; (ii) been disqualified or restricted pursuant 21 C.F.R. Parts 58, 312, 511, or 812, or otherwise listed in the FDA's Disqualification Proceedings database; (iii) been assessed or, to the Company's Knowledge, threatened with assessment of civil money penalties pursuant to 21 U.S.C. § 335b, 21 C.F.R. Part 17, or 42 C.F.R. Part 1003 or with respect to any equivalent foreign Laws; or (iv) been otherwise subject to any Proceeding or received written notice from a Governmental Authority either threatening or pursuing (i)-(iii) above.
(g)    There are not presently pending, nor, to Company's Knowledge, threatened, any civil, criminal or administrative Proceedings, demands, claims, notices of violation, investigations or demand letters or other written allegation relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Product, or alleging that any Company Product is otherwise unsafe or ineffective for its intended use or improperly promoted or advertised. None of the Group Companies has since January 1, 2016 made a modification to any Company Product because of warranty, product Liability, regulatory or other claims or communications concerning alleged hazards or defects in such product. None of the Group Companies has since January 1, 2016 received any complaint or notice of any adverse drug experiences, device malfunctions, or other adverse events related to a Company Product that would have, or would reasonably be expected to have, a Material Adverse Effect on the Group Companies.
6.22 Condition and Sufficiency of Assets. Except as set forth on Schedule 6.22, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Group Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of material maintenance or material repairs, except for routine maintenance and repairs being carried out in the Ordinary Course. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Group Companies, together with all other properties and assets of the Group Companies, are sufficient in all material respects for the continued conduct of the businesses of the Group Companies immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the materials rights, property and assets reasonably necessary in all material respects to conduct the businesses of the Group Companies as currently conducted.
6.23 Inventory. All inventory of the Group Companies, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the applicable Group Company, free and clear of all Liens, other than Permitted Liens, and no inventory is held by any third Person on a consignment basis. The quantities of the Group Companies' inventory (whether raw materials, work in process or finished goods), taken as a whole, are not excessive, but are reasonable in the present circumstances of the Group Companies.
6.24 No Brokers. Except for the fee payable to William Blair & Company, L.L.C., none of the Group Companies has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the Transactions.
6.25 Cyber-security and Data Privacy.
(a)    Each of the Group Companies is in compliance in all material respects with all applicable Laws, contractual obligations and payment card industry regulations regarding the collection, use and protection of Personal Data, including any information relating to an identified or identifiable natural person, and in compliance with applicable data protection rules in all jurisdictions in which any Group Company does business. The Group Companies, in the ordinary conduct of their businesses, have performed audits of their information security controls, system and procedures.
(b)    Since January 1, 2016, the Group Companies have complied in all material respects with (i) all of their own privacy policies and (ii) all Contracts with vendors, suppliers, service providers, marketing affiliates, and other business partners of each Group Company's businesses, in each case in clauses (i) and (ii), that are applicable to the collection, protection, storage, processing, use and/or disclosure of Personal Data in connection with the Group Companies' businesses (such policies and Contracts, the "Privacy Agreements"). No complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data has been made or, to the Company's Knowledge, threatened against any of the Group Companies. The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the unqualified transfer of Personal Data, in connection with the execution, delivery, or performance of this Agreement.
(c)    Each of the Group Companies' systems, networks, hardware, software, servers, on and off-premises data storage, electronic information resources, computer communications facilities, applications, data, databases, operating systems, platforms, computers or other equipment with which any of the foregoing interacts ("Group Companies' IT Systems") are operational and, with respect to the Group Companies' IT Systems owned by the Group Companies, do not contain any Cyber Threats.
(d)    The Group Companies' IT Systems that are owned, licensed or used by the Group Companies in connection with the Group Companies' businesses are sufficient in all material respects for the current operations of the Group Companies' businesses.

(e)    Except as set forth on Schedule 6.25, since January 1, 2016, there has been no (i) infiltration or security breach of the Group Companies' IT Systems that has impacted the confidentiality, integrity or availability of any Personal Data or other confidential data of any of the Group Companies, (ii) unauthorized disclosure of any proprietary information or Personal Data in the possession, custody or control of the Group Companies or (iii) claim, action, complaint or Proceeding asserted or threatened in writing against any Group Company alleging a violation of any Person's rights of publicity or privacy, personal information, data rights or otherwise regarding data privacy.
(f)    The Group Companies have taken reasonable measures and implemented reasonable security procedures, standards, systems, policies and technologies consistent with applicable industry standards to protect the Group Companies' IT Systems and the Personal Data in the possession of the Group Companies.
6.26 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Group Companies in the Ordinary Course and (b) subject to the Group Companies' bad debt reserve, constitute only valid, undisputed claims of the Group Companies, not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Group Companies, has been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
6.27 Closing Cash Payment. The portion of the Closing Cash Payment payable to Blocker Seller and each Designated Unitholder shall have been determined in accordance with the requirements of the Operating Agreement.
6.28    Dissenters' Rights. None of the Unitholders are entitled to appraisal right or dissenters'
rights pursuant to Section 18-210 of the DLLCA.
6.29 No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE VI, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to any of the Group Companies or with respect to any other information provided to Buyer or its Affiliates.
ARTICLE VII
PRE-CLOSING COVENANTS
7.01    Efforts. Subject to the terms of this Agreement (including the limitations set forth in
Section 7.02 and this Section 7.01), the Company will, and will cause its Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including using commercially reasonable efforts to cause the conditions to Closing set forth in ARTICLE X to be satisfied; provided that, except as otherwise specifically set forth in this Agreement, the Group Companies will not be required to (a) expend any money to remedy any breach of any representation or warranty hereunder, (b) commence any litigation or arbitration proceeding, (c) waive or surrender any right or modify any agreement (including any Material Contract), (d) offer or grant any accommodation or concession (financial or otherwise) to any third party, (e) make any payment to third parties, (f) obtain any consent required for the consummation of the Transactions, (g) waive or forego any right, remedy or condition hereby, or (h) provide financing to Buyer or Merger Sub for the consummation of the Transactions.

7.02    Regulatory Filings.
(a)    General. Subject to Section 7.02(b), each of Buyer, Merger Sub and the Company shall, and each shall cause its Affiliates to, use their commercially reasonable efforts to, as promptly as practicable, and in any event within five Business Days after the date of this Agreement, make all necessary filings (or drafts if required by any applicable Governmental Authority), and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including the Hart-Scott-Rodino Act, the German Anti-Trust Law and any other antitrust Laws applicable to the Transactions. Buyer, Merger Sub and the Company shall, and each shall cause its Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits or orders and the making of all such filings. Buyer, Merger Sub and the Company shall, and Buyer shall cause its Affiliates to, promptly furnish to each other all information required for any application or other filing to be made by any Party in connection with the Transactions. Buyer will not, and will not permit its Affiliates to, consent or agree to any voluntary delay of the consummation of the Transactions without the prior written consent of the Company.
(b)    Antitrust Laws. Buyer, Merger Sub and the Company agree to make, and to cause their Affiliates to make, any necessary filings under the Hart-Scott-Rodino Act, the German Anti-Trust Law and any other applicable antitrust Laws as soon as practicable and no later than five Business Days after the date of this Agreement, which filings shall include a request for early termination of the applicable waiting period under the Hart-Scott-Rodino Act, the German Anti-Trust Law and any other antitrust Laws. Buyer, Merger Sub and the Company shall, and shall cause their Affiliates to, comply at the earliest practicable date with any request under the Hart-Scott-Rodino Act, the German Anti-Trust Law or, if applicable, such other antitrust Laws to provide information, documents or other materials requested by any Governmental Authority. Buyer, Merger Sub and the Company shall, and shall cause their Affiliates to, (i) use their commercially reasonable efforts to resolve as soon as practicable any objections asserted by any Governmental Authority with respect to this Agreement or the Transactions and (ii) take all actions necessary to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the Hart-Scott-Rodino Act, the German Anti-Trust Law and any other applicable antitrust Laws (collectively, the "Antitrust Conditions") as promptly as practicable; provided that neither Buyer, Merger Sub or the Company shall have any obligation to agree to any structural or conduct remedy or to litigate. Buyer shall, and shall cause its Affiliates to, coordinate and cooperate with the Company, and the Company shall, and shall cause its Affiliates to, coordinate and cooperate with Buyer, in each case, in connection with their efforts to satisfy the Antitrust Conditions, including (A) cooperating in all respects with the other Party in connection with any investigation or other inquiry, (B) keeping the other Party promptly informed of any material communication received by Buyer or any of its Affiliates, or Company or any of its Affiliates, from any Governmental Authority, including the Federal Trade Commission, the U.S. Department of Justice or any similar foreign Governmental Authority, regarding any of the Transactions, (C) providing the other Party and its advisors with a reasonable opportunity to (x) review the content of any communication, presentations, white papers or other written materials to be submitted to any Governmental Authority in advance of any such submission, (y) consult with the other Party prior to any meeting or conference with any Governmental Authority, and (z) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences. Buyer shall, in all cases act in good faith and in consultation with the Company to (1) determine timing and strategy and control the final content of any substantive oral or written communications with any applicable Governmental Authority in connection with the Antitrust Conditions, and (2) lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority in connection with the Antitrust Conditions. Buyer and the Company shall be equally responsible for the payment of all filing fees under the Hart-Scott-Rodino Act, the German Anti-Trust Law and any other antitrust Laws.

(c)    Other Actions. Except as specifically required by this Agreement, Buyer and the Company shall not, and each shall cause its Affiliates not to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would reasonably be expected to delay or impede the ability of the Parties to consummate the Transactions by the End Date. Without limiting the generality of the forgoing, Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or in any other manner), any Person or line of business or portion thereof, or otherwise acquire or agree to acquire any assets, if the entry into a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, the German Anti-Trust Law or any other applicable antitrust Laws, (ii) increase the risk of any Governmental Authority entering an order prohibiting or delaying the consummation of the Transactions or (iii) delay the consummation of the Transactions.
7.03 Conduct of the Business. Blocker Seller shall cause Blocker to, and the Company shall, and shall cause the Group Companies to, during the period from the date of this Agreement to the Closing or the earlier termination of this Agreement (the "Interim Period"), except as required by applicable Law, as set forth on Schedule 7.03 or as otherwise contemplated by this Agreement, or as consented to in writing by Buyer, use commercially reasonable efforts to conduct their respective businesses in the Ordinary Course. Without limiting the generality of the foregoing, during the Interim Period, except as required by applicable Law, as set forth on Schedule 7.03, as otherwise contemplated by this Agreement, as consented to in writing by Buyer, or for the use of available cash to repay any Funded Debt and pay Transaction Expenses prior to the Adjustment Time, Blocker Seller shall cause Blocker not to, and the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions:
(a)    Absence of Certain Developments. Take any action that would be required to be set forth on Schedule 6.07 if such action had been taken prior to the date of this Agreement;
(b)    Equity Interests. Make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Group Companies or Blocker, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Group Companies or Blocker or otherwise amend the terms of any equity securities of the Group Companies or Blocker;
(c)    Tax. Make or change any material Tax election, make any change in any Tax accounting method (except as required by Law or as a result of a change in Law), change any annual accounting period for Tax purposes, amend any Tax Return, enter into any closing agreement (as defined in Section 7121 of the Code or similar provisions of state or local law), surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or settle any material claim for Taxes or file any Tax Return in a manner inconsistent with past practice;
(d)    Payables, Receivables and Inventory. Other than in the Ordinary Course, accelerate the payment, funding, right to payment or collection of accounts receivable, delay the payment of accounts payable, defer expenses or reduce inventory levels;
(e)    Material Contracts. Enter into any Contract that if in existence on the date of this Agreement would be a Material Contract, or amend, modify, terminate or supplement any Material Contract, in each case, other than the entry into, or amendment, modification, termination or supplement of, customer or supplier Contracts in the Ordinary Course;

(f)    Related Party Transactions. Enter into any transactions with any Related Party (other than as contemplated by this Agreement, pursuant to any Contract set forth on the Schedules and transactions among the Group Companies);
(g)    Distributions. Declare, pay or set aside any distribution or make any distribution with respect to any equity interests of any of the Group Companies or the equity interests of Blocker; provided that the foregoing shall not prohibit the distribution of cash prior to 11:59 P.M. on the day immediately preceding the Closing Date;
(h)    Loans. Loan or advance any money or other property or modify any existing loan to any present or former director, manager, officer or employee of any of the Group Companies or Blocker other than advances for travel and other normal business expenses to officers and employees of the Group Companies or Blocker in the Ordinary Course;
(i)    Capital Expenditures. Make, or agree to make, any commitment with respect to any capital expenditures that are (x) in the aggregate, in excess of $2,500,000 or (y) not contemplated by the Group Companies' capital expenditure budget provided to Buyer prior to the date of this Agreement;
(j)    New Lines of Business. Enter into any new line of business outside of the businesses being conducted by the Group Companies as of the date of this Agreement other than in connection with the integration of businesses acquired prior to the date of this Agreement;
(k)    Licenses. Other than in the Ordinary Course, grant any license or sublicense of, or assign or transfer any material rights under or with respect to, any Company-Owned Intellectual Property;
(l)    Insurance Policies. Obtain any insurance policy with respect to the Group Companies, Blocker or their respective business or assets, other than to replace any Insurance Policy on terms materially similar thereto; or
(m)    Related Actions. Agree to do any of the foregoing.
7.04 Access to Information.
(a)    From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Blocker and the Company shall provide Buyer and Buyer's authorized agents and representatives reasonable access, at reasonable times and upon reasonable advance notice, to Blocker's and the Group Companies' officers, employees, properties, books and records; provided that (i) such access does not unreasonably interfere with the operation of the Group Companies' business, (ii) in no event shall Buyer be permitted to conduct or cause to be conducted any intrusive environmental investigation, testing, sampling or other intrusive assessment of the current or former operations, facilities or real property of any of the Group Companies without the prior written consent of the Company (which may be given or withheld in the Company's sole discretion), and (iii) Blocker and the Group Companies shall not be required to furnish to Buyer or any of Buyer's authorized agents or representatives or provide Buyer or any of Buyer's authorized agents or representatives with access to information if such access (x) would result in the waiver or forfeiture of any attorney-client privilege, work product doctrine or similar privilege, (y) would be in violation of applicable Laws or (z) would violate any contractual confidentiality obligation of such party; provided, further, that Blocker or the Group Companies, as applicable, must have used their commercially reasonable efforts to obtain a waiver of any such contractual confidentiality obligation prior to invoking the exception set forth in clause (z) above.

(b)    From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Group Companies shall promptly furnish to Buyer copies of any material written notices or other written communications received from any Governmental Authority pertaining to the Company Products. The Company shall, subject to applicable Laws, provide Buyer with a reasonable opportunity to provide reasonable input in connection with any written response that any Group Company may determine to provide to any such Governmental Authority in connection with any such notice or communication.
(c)    From the date hereof until the Closing Date or the earlier termination of this Agreement, Buyer and Merger Sub shall not, and shall cause their Affiliates not to, contact any officer, director, employee, customer, supplier, distributor, lessee, lessor, equityholder, lender, noteholder or other material business relation of the Company or its Subsidiaries with respect to the Company, its Subsidiaries, their businesses or the Transactions, in each case, without receiving the prior written consent of the Chief Executive Officer of Ranir LLC.
7.05    Exclusivity.
(a)    From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall not, and shall direct its directors, officers, employees, investment bankers and other representatives not to, (a) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, or take any other action to facilitate any inquiry or the making of any proposal or indication of interest that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) approve, endorse or recommend an Acquisition Proposal or (d) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their and their Affiliates' representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted prior to the date of this Agreement with respect to, or that could lead to, any Acquisition Proposal.
(b)    In addition to the other obligations under this Section 7.05, the Company shall promptly (and in any event within one Business Day after receipt thereof by the Company or its representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)    The Company agrees that the rights and remedies for noncompliance with this Section 7.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
7.06 Confidentiality Agreement. Buyer, for itself and on behalf of its Affiliates, employees and advisors, hereby agrees to be bound by and to comply with the confidentiality agreement, dated as of January 18, 2019, by and between Perrigo Company plc and Ranir LLC (the "Confidentiality Agreement"). Any information provided to Buyer and Buyer's authorized agents and representatives pursuant to Section 7.04(a) shall be governed by the Confidentiality Agreement.
7.07 Notice of Certain Events. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall use commercially reasonable efforts to promptly notify Buyer in writing of:

(a)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE XI to be satisfied;
(b)    any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(c)    any notice or other communication from any Governmental Authority outside of the Ordinary Course or in connection with the Transactions; and
(d)    any actions commenced or, to the Company's Knowledge, threatened against, relating to or involving or otherwise affecting the Company that relates to the consummation of the Transactions.
Buyer's receipt of information pursuant to this Section 7.07 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.
7.08 Intellectual Property. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, each of the Group Companies shall use commercially reasonable efforts to make all filings at the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the United States necessary to release outstanding Liens on any U.S. Registered Company-Owned Intellectual Property that have been paid and released; provided, that neither actually making any such filings nor any such office or agency actually updating its records shall be a condition to the obligations of Buyer and Merger Sub to consummate the Closing.
7.09 Payoff Letters. The Company will use its commercially reasonable efforts to deliver to Buyer for its review and comment, at least five days prior to the Closing, drafts of the Payoff Letters to be delivered to Buyer at the Closing.
7.10 401(k) Plan Termination. The Company shall cause Ranir LLC to adopt a resolution terminating the Ranir LLC 401(k) Plan (the "401(k) Plan") effective as of the date immediately prior to the Closing Date. No later than one day prior to the Closing Date, the Company shall provide Buyer with evidence that such resolution has been adopted and that Ranir LLC has fully vested all account balances. The form and substance of such resolutions shall be provided to Buyer for reasonable review and comment no later than three Business Days prior to the Closing Date. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall use commercially reasonable efforts to cause Ranir LLC to amend the loan policy of the 401(k) Plan so that any loans under the 401(k) Plan do not become due upon termination of the 401(k) Plan, and, to the extent such policy is amended, the Company shall deliver a copy of such amendment to Buyer no later than one day prior to the Closing Date.
7.11    Section 280G Approval. Blocker Seller shall cause Blocker to (a) no later than five Business Days prior to the Closing Date, use commercially reasonable efforts to obtain from each "disqualified individual" (within the meaning of Section 280G(c) of the Code), with respect to Blocker that is eligible to receive any payment or benefits that would constitute a "parachute payment" (within the meaning of Section 280G(b)(2)(A) of the Code), a waiver of such disqualified individual's rights to some or all of such payments or benefits, including any arrangements entered into by Buyer or its Affiliates with any such "disqualified individual" the details of which are made available to Blocker Seller at least ten Business Days prior to the Closing Date (the "Waived 280G Benefits"), to the extent necessary, so that all shall not be deemed to be

"excess parachute payments" (within the meaning of Section 280G of the Code) and (b) no later than two Business Days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a stockholder vote, in a manner intended to satisfy the requirements of Section 280G(b)(5) of the Code and any regulations promulgated thereunder, the right of any such "disqualified individual" to receive the Waived 280G Benefits. Blocker Seller shall cause Blocker to provide drafts of such waivers and approval materials to Buyer for its reasonable review and comment no later than two Business Days prior to soliciting such waivers and soliciting such approval. Prior to the Closing, if any waiver described in clause (a) above is actually obtained, Blocker Seller shall deliver to Buyer evidence reasonably acceptable to Buyer that a vote of the applicable stockholders was solicited and that either (i) the requisite number of votes of the applicable stockholders was obtained with respect to the Waived 280G Benefits (the "280G Approval") or (ii) the 280G Approval was not obtained.
7.12 Specified Award Agreements. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall use commercially reasonable efforts to amend the phantom equity unit agreements set forth on Schedule 7.12 (each, a "Specified Award Agreement") to provide that any payment under such Specified Award Agreement must be made no later than the 90th day following a "Separation from Service" or "Sale of the Company" and that the applicable service provider does not have a right to designate the taxable year of payment, in accordance with Treasury Regulation Section 1.409A-3(b) and Internal Revenue Service Notice 2010-6, Part VI.A.
7.13 Third Party Consents. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall use commercially reasonable efforts to obtain the third party consents set forth on Schedule 7.13; provided that (a) the Group Companies shall not be required to make any payment or grant any economic or non-economic concession to any Person in connection with such efforts, (b) the failure of the Company to obtain any such consent shall not excuse Buyer and the Merger Sub from any of their obligations hereunder and (c) actually obtaining any such consent shall not be a condition to the obligations of Buyer and Merger Sub to consummate the Closing.
7.14 Other Items. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall comply with Schedule 7.14.
ARTICLE VIII
POST-CLOSING COVENANTS
8.01 Further Assurances. From and after the Closing, upon the reasonable request of any Party and at such Party's expense, any other Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.
8.02 Director and Officer Liability and Indemnification.
(a) Buyer shall cause the Company, each of its Subsidiaries and Blocker to maintain in effect for a period of not less than six years from the Closing provisions in their organizational documents concerning the indemnification (including advancement of expenses) and exculpation of the their former and current officers, directors, employees and agents that are no less favorable to such officers, directors, employees and agents than the corresponding provisions of their organizational documents as of the date of this Agreement.

(b)    Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability, employment practices liability and fiduciary insurance coverages to provide coverage for a period of at least six years after the Closing Date (the "D&O Tail"). Buyer shall not, and shall cause the Surviving Company and its Subsidiaries not to, take any action that results in the cancellation or termination of, or amend or otherwise modify, the D&O Tail. The cost of the D&O Tail shall be borne by the Company.
8.03 R&W Policy. During the policy period of the R&W Policy, Buyer shall not, and shall not permit any of its Affiliates to, amend, modify or waive any provision of the R&W Policy in a manner that is adverse to Blocker Seller without the prior written consent of Blocker Seller or to any Designated Unitholder without the prior written consent of the Representative.
8.04 Access to Books and Records. From and after the Closing until the seventh anniversary of the Closing Date, Buyer shall, and shall cause Blocker, the Surviving Company and its Subsidiaries, (a) not to destroy, alter or otherwise dispose of any Tax books and records of Blocker, the Surviving Company and its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Representative and offering to surrender to the Representative (on behalf of the Unitholders and Blocker Seller) such books and records or such portions thereof and (b) to provide the Representative and its authorized representatives with reasonable access, during normal business hours and under reasonable circumstances, to the Tax books and records of Blocker, the Surviving Company and its Subsidiaries with respect to periods prior to the Closing Date.
8.05    Transfer Taxes.
(a)    Buyer shall pay, or cause to be paid, when due all stamp tax, stock transfer tax or other similar Tax imposed on Blocker, the Group Companies, Blocker Seller or one or more of the Unitholders as a result of the Transactions, including 100% of any indirect transfer tax imposed by China (collectively, "Transfer Taxes") and shall file, or cause to be filed, all Tax Returns with respect to such Transfer Taxes. Notwithstanding the foregoing, Buyer, on the one hand, and the Representative (on behalf of Blocker Seller and the Unitholders), solely through inclusion of any such amounts in Transaction Expenses, on the other hand, shall each bear 50% of any indirect transfer tax imposed by Germany or India. The Representative shall use commercially reasonable efforts to cooperate with Buyer in the filing of any Tax Returns with respect to the Transfer Taxes.
(b)    If requested by Buyer, the Representative (on behalf of Blocker Seller and the Designated Unitholders) shall, at the sole cost and expense of Buyer, cooperate with Buyer's making filings in China pursuant to Circular 7 with respect to the Transactions.
8.06 Employee Matters.
(a)    For a period of ninety days after the Closing Date, neither Buyer nor the Surviving Company shall, and neither Buyer nor the Surviving Company shall permit any of the Surviving Company's Subsidiaries to, terminate employees of the Group Companies, except in full compliance with all requirements of the WARN Act; provided that neither Buyer nor the Surviving Company's obligation shall apply if the Liability arising under the WARN Act is a result of actions taken by the Group Companies within 90 days prior to the Closing Date.
(b)    During the period beginning on the Closing Date and ending on December 31, 2019, Buyer must, and must cause, as applicable, its Affiliates and the Group Companies to:

(i)    provide each employee of the Group Companies ("Continuing Employees") with a base annual salary or wage rate that is no less than the base annual salary or wage rate that is in effect for such Continuing Employee as of the date of this Agreement;
(ii)    not make any changes to the cash component of the Ranir Bonus Plan as disclosed on Schedule 6.13(a), Item 26 (and not including, for the avoidance of doubt, the Deferred Bonus Plan thereof);
(iii)    maintain the Plans set forth on Schedule 6.13 that are identified as group benefit Plans (other than the Company's 401(k) Plan); and
(iv)    grant each Continuing Employee with credit for any and all service with the Group Companies (and any predecessor thereof) earned prior to the Closing Date for eligibility and vesting purposes, and for purposes of vacation and paid time off accrual and severance benefit determinations, under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer, the Surviving Company or any of its or their respective Affiliates on or after the Closing Date and in which the Continuing Employees may at any time participate (the "New Plans").
(c)    Buyer shall, or shall cause the Group Companies to, (i) within thirty (30) days following the Closing Date, have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, "Buyer's 401(k) Plan") in which the Continuing Employees may participate effective as of the Closing Date, and (ii) cause Buyer's 401(k) Plan to allow each Continuing Employee to, within 90 days following the Closing Date, make a "direct rollover" to Buyer's 401(k) Plan of the account balances of such Continuing Employee (including promissory notes for any outstanding loans; provided that Buyer and the Company shall cooperate to (A) ensure that any third party administrator of the 401(k) Plan and the third party administrator of Buyer's 401(k) Plan exchange all necessary information and (B) take all such actions necessary to be able to administer the rollover of, such promissory notes) under the 401(k) Plan to Buyer's 401(k) Plan.
(d)    The provisions of this Section 8.06 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to or modification of any New Plan or any Plan or other compensation and benefits plans or arrangements maintained for or provided to any Person prior to or following the Closing or (ii) confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including any third-party beneficiary rights) with respect to the matters provided for in this Section 8.06 under or by reason of any provision of this Agreement.
8.07    Release.
(a)    From and after the Closing, Blocker Seller generally, irrevocably, unconditionally and completely releases, acquits and forever discharges Buyer, its representatives and their respective Affiliates, and each of their respective related parties, and each of the successors and assigns of any of the foregoing (the "Buyer Parties"), from all past, present and future losses of every kind, nature, description or character, whether known or unknown, liquidated or unliquidated, that Blocker Seller has, owns or holds, or claims to have, own or hold, or may have, own or hold, in each case, arising from the beginning of time through the Closing relating to any matter involving the Blocker Shares, Blocker, any of the Group Companies or their respective businesses, including breach of any fiduciary duty relating to any pre-Closing actions or failures to act by any Buyer Party; provided that nothing in this Section 8.07(a) shall constitute a release or waiver of any rights provided under this Agreement.

(b)    From and after the Closing, each of the Company, for itself and the other Group Companies, and Blocker generally, irrevocably, unconditionally and completely releases, acquits and forever discharges Blocker Seller, its representatives and their respective Affiliates, and each of their respective related parties, and each of the successors and assigns of any of the foregoing (the "Blocker Seller Parties"), from all past, present and future losses of every kind, nature, description or character, whether known or unknown, liquidated or unliquidated, that any Group Company or Blocker has, owns or holds, or claims to have, own or hold, or may have, own or hold, in each case, arising from the beginning of time through the Closing relating to any matter involving the Blocker Shares, Blocker, any of the Group Companies or their respective businesses, including breach of any fiduciary duty relating to any pre-Closing actions or failures to act by any Blocker Seller Party; provided that nothing in this Section 8.07(b) shall constitute a release or waiver of any rights provided under this Agreement.
(c)    The Company hereby acknowledges, agrees to, affirms, and covenants to comply with, be bound by, and honor, the release of claims set forth in Section 9 of the Letters of Transmittal as if such release of claims were set forth fully in this Agreement and the applicable Unitholder was a third party beneficiary thereof.
8.08 Insurance Receivables. After the Closing Date, Blocker Seller and the Unitholders shall be entitled to all Insurance Receivables received by Buyer or any of its Affiliates, any of the Group Companies or Blocker. Buyer will pay over or cause to be paid over to the Representative (for further distribution to Blocker Seller and the Unitholders) any such Insurance Receivables promptly (but in all cases within five Business Days) after actual receipt of such Insurance Receivables. Buyer or any of its Affiliates will use commercially reasonable efforts to collect the Insurance Receivables.
ARTICLE IX
TAX COVENANTS
9.01    Tax Return Filing.
(a)    After the Closing, Buyer shall prepare or cause to be prepared all Pass-Through Income Tax Returns of the Group Companies for periods ending on or before the Closing Date and the due date of which (taking into account extensions of time to file) is after the Closing Date, but only to the extent not filed prior to the Closing Date (the "Pre-Closing Buyer Returns"). Buyer shall submit each such Pre-Closing Buyer Return, along with all workpapers, to the Representative at least 30 days prior to the due date (taking into account any extensions) for the Representative's review and approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, if Buyer and the Representative are not able to resolve any comments of the Representative with respect to any such Pre-Closing Buyer Return, then such items of disagreement shall be promptly submitted to and resolved by the Firm in accordance with standards for preparation of such Tax Returns set forth in this ARTICLE IX, including Section 9.01(c); provided, further, that, notwithstanding the forgoing proviso, if a Pre-Closing Buyer Return has to be filed prior to the resolution by the Firm, such Pre-Closing Buyer Return shall be filed as prepared by Buyer (and subject to any comments from the Representative to which Buyer agrees) and then, to the extent necessary upon resolution of such matter by the Firm, such Pre-Closing Buyer Return shall be amended and refiled consistent with such resolution by the Firm. The Representative and Buyer shall cooperate to timely file the Pre-Closing Buyer Returns but, for the avoidance of doubt, Buyer shall sign and file any Pre-Closing Buyer Return.
(b)    Excluding any Pre-Closing Buyer Returns, Buyer shall prepare or cause to be prepared all Tax Returns of the Group Companies and of Blocker for periods ending on or before the Closing Date and for any Straddle Period, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date. Buyer shall submit each such Tax Return that is a Pass-Through

Income Tax Return of any Group Company (a "Buyer Return") to the Representative along with all workpapers, at least 30 days prior to the due date (taking into account any extensions) for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that any approval rights with respect to any Buyer Return shall not apply with respect to any matter previously determined with respect to such Buyer Return by the Firm in accordance with Section 9.01(c)(iii)); provided that if Buyer and the Representative are not able to resolve any comments of the Representative with respect to any such Buyer Return, then such items of disagreement shall be promptly submitted to and resolved by the Firm in accordance with standards for preparation of such Tax Returns set forth in this ARTICLE IX, including Section 9.01(c); provided, further, that, notwithstanding the forgoing proviso, if the Buyer Return has to be filed prior to the resolution by the Firm, such Buyer Return shall be filed in a manner consistent with the past procedures and practices and accounting methods of the Group Companies (except as otherwise agreed to by the Representative, in its sole discretion or, at the election of the Buyer, consistent with a Pre-Closing Buyer Return) and then, to the extent necessary upon resolution of such matter by the Firm, such Buyer Return shall be amended and refiled consistent with such resolution by the Firm. The Representative and Buyer shall cooperate to timely file the Buyer Returns but, for the avoidance of doubt, Buyer shall sign and file, or cause to be signed and filed, any Buyer Return.
(c)    All Pre-Closing Buyer Returns and Buyer Returns shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of Blocker and the Group Companies and this ARTICLE IX; provided that (i) with respect to the preparation and filing of such Tax Returns, such Tax Returns shall reflect all applicable Transaction Tax Deductions in the Pre-Closing Tax Period so long as such Transaction Tax Deductions are "more likely than not" deductible (or deductible at a higher confidence level) in the Pre-Closing Tax Period (and, for that purpose, the safe-harbor election of Rev. Proc. 2011-29 (or corresponding state or local election) shall be made on the applicable Tax Return for any success-based fees), (ii) for the Tax year beginning prior to the Closing Date and ending on or after the Closing Date shall reflect an election under Section 754 of the Code (solely with respect to the Company's Income Tax Return) to the extent that such an election is not already in effect and (iii) if, in connection with preparing any Pre-Closing Buyer Return or any Buyer Return, Buyer believes that it is affirmatively required under applicable Law to prepare or file any Pre-Closing Buyer Return or Buyer Return in a manner inconsistent with past practices, procedures and accounting methods of the Group Companies, then Buyer shall promptly deliver written notice of such belief to the Representative, together with sufficient information setting forth the legal basis for determining that such action is so affirmatively required, and the Representative shall have a reasonable period to notify Buyer if it agrees or disagrees with such conclusion and the legal basis therefor. If the Representative does not agree with Buyer's conclusion, then such disagreement shall be promptly submitted to and resolved by the Firm (with the fees and expenses of the Firm borne by Buyer unless the Firm agrees with Buyer's position, in which event they would be borne by the Representative); provided that if the Firm determines that applicable law affirmatively requires the preparation and filing of a Pre-Closing Buyer Return or a Buyer Return to be prepared in a manner inconsistent with the past practices, procedures and accounting methods, then Buyer shall have the right to prepare such Pre-Closing Buyer Return or Buyer Return consistent with such decision in providing such Pre-Closing Buyer Return or Buyer Return to the Representative for its review and approval in accordance with Section 9.01(a) or Section 9.01(b), as applicable.
(d)    All matters submitted to the Firm for resolution pursuant to this ARTICLE IX shall be resolved pursuant to the procedures set forth in Section 3.03(b)(ii) of this Agreement for resolution as if such dispute were an Objection Dispute. The determination by the Firm shall be final and binding on the Parties.
9.02 Pre-Closing Tax Matters. After the Closing, Buyer shall not, and Buyer shall cause its Affiliates (including Blocker and the Group Companies) not to, take any of the following actions if such action is with respect to a Pass-Through Income Tax Return or Pass-Through Income Tax Matter, would result in an increase in the Blocker Tax Liability Amount, the Tax Liability Amount, or would change any component of the Closing Cash Payment or otherwise affect any amounts payable by the Unitholders or their direct or indirect equityholders or members: (a) other than Tax Returns that are filed pursuant to Section 9.01, file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (b) after the date any Pre-Closing Buyer Return or Buyer Return is filed, amend or otherwise modify any such Tax Return, (c) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or (d) except for filing of any Tax Return pursuant to the procedures set forth in Section 9.03, extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (e) except pursuant to the procedures set forth in Section 9.01, make or initiate any voluntary contact with a Taxing Authority (including any voluntary disclosure agreement or similar process) regarding any Pre-Closing Tax Period.
9.03 Tax Proceedings. Notwithstanding any other provision of this Agreement, the Representative shall have the sole right in its discretion to elect to represent the interests of the Group Companies and, in each case, their direct and indirect owners in any claim, audit, examination, or administrative or court proceeding relating to any audits or assessments or other disputes (including any settlement or disposition thereof) regarding any Taxes or any Tax Return filed by the Group Companies with respect to Pre-Closing Tax Periods for any Pass-Through Income Tax Matter (a "PT-Tax Proceeding") ending on or before the Closing Date or for which any Designated Unitholder could be liable pursuant to Section 2.09(c); provided that Buyer shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Representative; provided, further, that (x) the Representative shall not consent to the entry of any judgment, or settle, compromise or discharge any such claim, audit, examination, or administrative or court proceeding without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) if such action would have the effect of increasing the present or future Tax Liability of the Company, and (y) a "push out" election shall be made under Section 6226 of the Code and the applicable regulations promulgated thereunder to the extent permitted with respect to a PT-Tax Proceeding. The Representative and Buyer shall jointly control any PT-Tax Proceeding with respect to any Straddle Period; provided, that (x) neither the Representative nor Buyer shall consent to the entry of any judgment, or settle, compromise or discharge any such claim, audit, examination, or administrative or court proceeding without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), and (y) a "push out" election shall be made under Section 6226 of the Code and the applicable regulations promulgated thereunder to the extent permitted with respect to a PT-Tax Proceeding. After the Closing, the Company and Buyer shall promptly notify the Representative, as applicable, in writing upon receiving notice from any Taxing Authority of the commencement of any such PT-Tax Proceeding, and Buyer shall take all action reasonably necessary (including providing a power of attorney) to enable the Representative, as applicable, to exercise its control rights as set forth in this Section 9.03.
9.04 Cooperation. Buyer, the Group Companies and Blocker and the Representative shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 9.01 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under Section 9.01 (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall, and shall cause its Subsidiaries to, retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any Tax periods and shall abide by all record retention agreements entered into with any Taxing Authority, and shall give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that Tax period, and if the Representative so requests, the Company shall, and shall cause its Subsidiaries to, allow the Representative to take possession of such books and records rather than destroying or discarding such books and records.
9.05 No Code Section 338 or Section 336 Election. Buyer shall not, and shall cause its Affiliates (including Blocker and the Group Companies) not to, make any election under Section 338 or 336 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of Blocker pursuant to this Agreement.
9.06 Straddle Period. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Group Companies and Blocker, as applicable, based on or measured by income, gross or net sales, or payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis.
9.07 Closing of Tax Period.
(a)    The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Group Companies for all Tax purposes; provided that the Parties agree that the Transactions result in a continuation of the Company and applicable Subsidiaries and not a termination within the meaning of Code Section 708(b) and no Party shall take a position inconsistent therewith for any Tax purpose.
(b)    With respect to the preparation of any Income Tax Return for any Straddle Period, the Parties agree (i) the Company shall use the "interim closing method" (and the "calendar day convention") pursuant to Code Section 706 (and any similar provision of state, local or non-U.S. law) to account for any varying interests in the Company such that any income, gain, loss and deduction (and any other items) for the portion of such Straddle Period ending on and including the Closing Date shall be allocated solely to the members of the Company with respect to the Pre-Closing Tax Period, (ii) all deductions of the Group Companies attributable to the Transactions (including any deductions attributable to the Transaction Tax Deductions) shall be taken into account in the Pre-Closing Tax Period (and allocated solely to the members of the Company with respect to the Pre-Closing Tax Period) to the extent "more likely than not" deductible (or deductible at a higher level of confidence) in the Pre-Closing Tax Period, determined as if the tax year ended on and included the Closing Date, and applying the seventy percent safe harbor election under Revenue Procedure 2011-29 to any "success based fees" to the extent applicable, (iii) any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or its Affiliates or any other transactions entered into by or at the direction of Buyer or its Affiliates in connection with the Transactions shall not be taken into account in the Pre-Closing Tax Period, and (iv) any items of income, gain, loss and deduction attributable to transactions outside the Ordinary Course of business on the Closing Date after the time of the Closing shall not be taken into account in the Pre-Closing Tax Period.
(c)    If Buyer is a U.S. corporation, Buyer shall cause Blocker to join Buyer's "consolidated group" (as defined in Treasury Regulation Section 1.1502-76(h)) effective on the day after the Closing Date. In such event, the Parties agree that Buyer and its Affiliates and the Group Companies (i) shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or foreign Law) and (ii) shall not apply the "next day" rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) with respect to any of the Transaction Tax Deductions.

9.08 Allocation of the Closing Cash Payment. For U.S. federal and applicable state income tax purposes, Buyer and the Representative shall allocate the Transaction Consideration (other than the Blocker Purchase Price) plus a ratable share of the applicable Liabilities of the Group Companies and any other relevant Tax items in accordance with the allocation principles set forth on the Allocation Schedule attached hereto as Exhibit H for purposes of determining the portion of the gain or loss recognized upon the sale of the Common Units and Incentive Units pursuant to the Merger that is attributable to the Company's "unrealized receivables," "inventory items" (as such terms are defined in Section 751 of the Code), and other items. Neither Buyer nor the Representative shall, and Buyer shall cause its Affiliates not to, take any position in any audits, tax returns or otherwise which is inconsistent with such allocation unless required to do so by applicable Law or good faith resolution of a tax contest.
9.09 Tax Treatment of Payments. Any adjustment payments pursuant to Section 3.03 will be deemed adjustments to the Closing Cash Payment, unless otherwise required by Law.
9.10 Merger Tax Liability. Notwithstanding anything to the contrary in this Agreement, Blocker Seller shall not be liable for any Taxes of Blocker attributable to any and all transactions that occur following the sale of the Blocker Shares, including any and all Taxes incurred as a result of the Merger.
ARTICLE X
CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER SUB
The obligations of Buyer and Merger Sub to consummate the Transactions are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by Buyer:
10.01 Accuracy of Representations and Warranties. The Seller Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date). The representations and warranties set forth in ARTICLE V and ARTICLE VI) (other than the Seller Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to "materiality," "in all material respects" or "Material Adverse Effect" set forth therein) as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
10.02 Compliance with Covenants. Each of the Company and Blocker Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing.
10.03 No Adverse Proceeding. No Proceeding by any Governmental Authority shall be pending against the Company or Blocker Seller wherein an unfavorable judgment, decree or order would reasonably be expected to prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such Transactions to be rescinded.
10.04 Termination of HSR Waiting Period. The waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

10.05 German Merger Control Clearance. The merger control approval required under s.35 et seq. of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkugen, GWB) (the "German Anti-Trust Law") shall have been obtained or, if applicable, shall have been deemed to have been obtained as a result of the expiry of the applicable waiting periods or jurisdiction having been declined.
10.06 No Material Adverse Effect. Since the date of this Agreement, there shall not have been, individually or in the aggregate, a Material Adverse Effect.
10.07 Dissenting Interests. Holders of not more than 10% of the issued and outstanding Common Units and Vested Incentive Units shall have properly demanded appraisal of, or dissenters' rights with respect to, such interests pursuant to Section 18-210 of the DLLCA.
10.08 Unitholder Consent. The Unitholder Consent shall remain in effect.
10.09 Closing Deliverables. Blocker Seller and the Company shall have delivered the items required to be delivered by them pursuant to Section 3.02.
ARTICLE XI
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND BLOCKER SELLER
The obligation of the Company and Blocker Seller to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in whole or in part by the Company, Blocker Seller and the Representative:
11.01 Accuracy of Representations and Warranties. The Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date). The representations and warranties set forth in ARTICLE IV (other than the Buyer Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate has not, or would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
11.02 Compliance with Covenants. Each of Buyer and Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
11.03 No Adverse Proceeding. No Proceeding by any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would reasonably be expected to prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded.
11.04 Termination of HSR Waiting Period. The waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

11.05 German Merger Control Clearance. The merger control approval required under the German Anti-Trust Law shall have been obtained or, if applicable, shall have been deemed to have been obtained as a result of the expiry of the applicable waiting periods or jurisdiction having been declined.
11.06 Closing Deliverables. Buyer shall have delivered the items required to be delivered by it pursuant to Section 3.02(b).
ARTICLE XII
DEFINITIONS
12.01 Defined Terms. As used herein, the following terms shall have the following meanings:
"280G Approval" has the meaning set forth in Section 7.11.
"401(k) Plan" has the meaning set forth in Section 7.10.
"Acquisition Proposal" means any proposal or offer from any Person (other than Buyer, Merger Sub and their respective accountants, attorneys, consultants, advisors, investment bankers, or other representatives) relating to any merger or recapitalization involving any of the Group Companies, any sale of a majority of the equity securities of any of the Group Companies, any sale of all or substantially all of the assets of any of the Group Companies or other similar transaction involving any of the Group Companies (excluding, for the avoidance of doubt, sales of inventory in the Ordinary Course).
"Adjustment Escrow Amount" means $6,000,000.
"Adjustment Escrow Fund" means, as of any date, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement.
"Adjustment Time" means 12:01 a.m. prevailing Eastern Time on the Closing Date.
"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
"Agreement" has the meaning forth in the Preamble.
"Anti-Corruption Laws" means all applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977.
"Antitrust Conditions" has the meaning set forth in Section 7.02(b).
"Authorized Action" has the meaning set forth in Section 14.17(d).
"Bankruptcy and Equity Exceptions" has the meaning set forth in Section 4.03. "Base Amount" means $750,000,000.
"Blocker" has the meaning set forth in the Recitals.
"Blocker Adjustment Payment" has the meaning set forth in Section 3.03(b)(iv).

"Blocker Closing" has the meaning set forth in Section 1.03.
"Blocker Closing Payment" has the meaning set forth in Section 1.02(a).
"Blocker Company Units" has the meaning set forth in the Recitals.
"Blocker Fundamental Representations" means the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.05, 5.06 and 5.10.
"Blocker Purchase" has the meaning set forth in the Recitals.
"Blocker Purchase Price" has the meaning set forth in Section 1.02.
"Blocker Seller" has the meaning set forth in the Preamble.
"Blocker Shares" has the meaning set forth in the Recitals.
"Blocker Tax Liability Amount" means an amount, which may be a positive or negative number, equal to the sum of the amounts separately calculated pursuant to this definition with respect to each jurisdiction in which the Blocker is currently filing Tax Returns and, with respect to each such jurisdiction, the amount calculated shall be the amount equal to (a) the liability of Blocker for Income Taxes owing and unpaid as of the Closing Date (which, for the avoidance of doubt, shall be reflected as a positive number) or (b) the overpayment by Blocker of Income Taxes as of the Closing Date (which, for the avoidance of doubt, shall be reflected as a negative number), in each case, with respect to such jurisdiction computed for the taxable period (or portion thereof) ending on and including the Closing Date; provided that such amounts shall be calculated (i) in accordance with the past practice (including reporting positions, elections and accounting methods) of Blocker in preparing Tax Returns for Income Taxes, (ii) by excluding all deferred Tax Liabilities and deferred Tax assets, in each case, established for purposes of United States generally accepted accounting principles, (iii) by treating the Closing Date as the final day of the taxable year of Blocker (but not for purposes of treating any "deferred revenue" as having accelerated into the Pre-Closing Tax Period for U.S. federal and applicable state and local tax purposes), (iv) by including unpaid Taxes imposed by application of Section 965 of the Code (including any Taxes deferred by an election under Section 965(h) of the Code), (v) by allocating to the Pre-Closing Tax Period all deductions with respect to any Transaction Tax Deductions that are "more likely than not" deductible (or deductible with a higher confidence level) in a Pre-Closing Tax Period and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any "success based fees," (vi) by excluding any amounts taken into account in calculating any of Cash Amount, Funded Debt or Transaction Expenses, (vii) by excluding any liabilities for accruals or reserves established or required to be established under United States generally accepted accounting principles methodologies that require the accrual for contingent Income Taxes as defined by IFRS or with respect to uncertain Tax positions as defined by GAAP or other similar accounting methodologies and any liabilities arising from any change in any accounting method of any of the Group Companies made following the Closing, and (viii) by treating any overpayments of Income Taxes with respect to the tax year ending on December 31, 2018 as a payment of Taxes by the Blocker in the tax period (or portion thereof) ending on the Closing Date for purposes of determining the liability of Blocker for Income Taxes or the overpayment by Blocker of Income Taxes, as applicable, for the tax period (or portion thereof) ending on the Closing Date.
"Business Day" means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by law to close.
"Buyer" has the meaning set forth in the Preamble.

"Buyer Fundamental Representations" means the representations and warranties set forth in Sections 4.01, 4.02, 4.03 and 4.05.
"Buyer Material Adverse Effect" means a material adverse effect on the ability of Buyer or Merger Sub to consummate the Transactions and perform all of their respective obligations hereunder and under the other Transaction Documents to which they are party in a timely manner.
"Buyer Parties" has the meaning set forth in Section 8.07.
"Buyer Returns" has the meaning set forth in Section 9.01(b).
"Buyer's 401(k) Plan" has the meaning set forth in Section 8.06.
"Cash Amount" means, expressed in United States dollars, (a) all cash and cash equivalents that are convertible into cash within 30 days or less (including marketable securities, checks, bank deposits and short term investments and the value of any in-the-money currency and interest rate swaps less the value of any out-of-the-money currency and interest rate swaps to the extent not included as Funded Debt) of Blocker and the Group Companies, less (b) issued but uncleared checks, bank overdrafts and negative cash balances in other accounts, plus (c) checks, other wire transfers and drafts which have been received by Blocker and the Group Companies but not yet cleared, in each case, as of as of the Adjustment Time; provided, that the Cash Amount shall be reduced by the use of any cash or cash equivalents of the Group Companies between the Adjustment Time and the Closing to make distributions to any Unitholder, to repay Funded Debt or to pay Transaction Expenses. For the avoidance of doubt, Restricted Cash shall not be included in the Cash Amount.
"Certificate of Merger" has the meaning set forth in Section 2.02.
"Closing" has the meaning set forth in Section 3.01.
"Closing Cash Payment" means the amount equal to (a) the Base Amount, plus (b) the Cash Amount, minus (c) the outstanding amount of all Funded Debt as of the Adjustment Time, minus (d) the Transaction Expenses, minus (e) the Adjustment Escrow Amount, minus (f) the Representative Holdback, minus (g) the Tax Liability Amount and the Blocker Tax Liability Amount, minus (h) the Working Capital Deficit, if any, plus (i) the Working Capital Surplus, if any.
"Closing Date" has the meaning set forth in Section 3.01.
"Closing Statement" has the meaning set forth in Section 3.03(b)(i).
"Code" means the Internal Revenue Code of 1986.
"Common Unit" means a Unit (as defined in the Operating Agreement) of the Company that is not an Incentive Unit.
"Company" has the meaning set forth in the Preamble.
"Company Fundamental Representations" means the representations and warranties set forth in Sections 6.01, 6.02, 6.03, 6.04 and 6.24.
"Company Intellectual Property" means the Company-Owned Intellectual Property together with the Intellectual Property used or held for use by the Group Companies that is owned by a third party.

"Company Products" has the meaning set forth in Section 6.21(a).
"Company-Owned Intellectual Property" means the Intellectual Property owned or purported to be owned by the Group Companies.
"Company's Knowledge" means the actual knowledge, after due inquiry of Rich Sorota, Steve Weinberger, Gijsbert Dezaire, Michael Bregenzer, Maureen Bryan, Mark McCumby and Julie Nass.
"Confidentiality Agreement" has the meaning set forth in Section 7.06.
"Continuing Employees" has the meaning set forth on Section 8.06.
"Contract" means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and any other agreement, legally binding arrangement, commitment or other legally binding agreement (whether written or oral).
"Cyber Threat" means any malicious intrusion or program routine, device, code or instructions or other undisclosed feature, including any virus, software lock, self-destruction, drop-device, malicious logic, ransomware, banking malware, worm, Trojan horse, trap door, "disabling," lock out," "metering" device, undocumented code, or any malicious code, that is capable of, in an unauthorized manner, accessing, modifying, deleting, damaging, disabling, corrupting, deactivating, interfering with or otherwise harming the Group Companies' IT Systems.
"D&O Tail" has the meaning set forth in Section 8.02(b).
"Designated Courts" has the meaning set forth in Section 14.11(a).
"Designated Unitholder" means each Unitholder other than Blocker.
"Distribution Principles" means the principles of distribution set forth in Section 9.5(b) of the Operating Agreement (i.e., the principles of distribution if all of the assets and properties of the Group Companies were sold and the resulting proceeds were distributed among the members of the Company pursuant to Section 9.5(b) of the Operating Agreement) taking into account the principles of Section 6.4 of the Operating Agreement; provided that the Distribution Principles shall be applied such that (a) the Blocker Tax Liability Amount and any Funded Debt or Transaction Expenses of Blocker reduce or increase, as applicable, only the proceeds payable with respect to the Blocker Company Units and (b) any Cash Amount of the Blocker increases only the proceeds payable with respect to the Blocker Company Units.
"DLLCA" has the meaning set forth in the Recitals.
"Effect" has the meaning set forth in the definition of Material Adverse Effect.
"Effective Time" has the meaning set forth in Section 2.02.
"End Date" means the date that is 240 days after the date of this Agreement.
"Environmental Laws" means all applicable Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of public health, the environment, natural resources and worker health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, recycling, storage, disposal, distribution, labeling, testing, registration, processing, discharge, Release, control, investigation or cleanup of or exposure to any Hazardous Materials.

"Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, registrations, waivers, consents or authorizations required by any Governmental Authority under or in connection with any Environmental Law (including any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Authority under any applicable Environmental Law) for the Group Companies to own, operate or occupy their businesses or properties.
"ERISA" means the Employee Retirement Income Security Act of 1974. "Escrow Agent" means Acquiom Clearinghouse, LLC.
"Escrow Agreement" means an Escrow Agreement in the form of Exhibit I attached hereto, to be dated as of the Closing Date, by and among the Escrow Agent, the Representative, US Buyer and Irish Buyer.
"Estimated Closing Cash Payment" has the meaning set forth in Section 3.03(a)(i). "Estimated Closing Statement" has the meaning set forth in Section 3.03(a)(i). "FDA" means the Food and Drug Administration of the United States of America. "FDA Ethics Policy" has the meaning set forth in Section 6.21(d).
"Financial Statements" has the meaning set forth in Section 6.06(a).
"Firm" has the meaning set forth in Section 3.03(b)(ii).
"Funded Debt" means, as of the time of determination, without duplication: (a) the amount of all indebtedness for borrowed money by Blocker or the Group Companies; (b) long or short-term obligations of Blocker or the Group Companies evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) any obligation of Blocker or the Group Companies evidenced by any surety bonds, letters of credit or bankers' acceptances or similar facilities, in each case, solely to the extent drawn upon; (d) Liabilities of Blocker or the Group Companies under leases that have been classified as capitalized leases on the Latest Balance Sheet and, if applicable, additional leases that are entered into between the date of the Latest Balance Sheet and the Adjustment Time that are classified as capital leases in accordance with GAAP, applied consistently with the Group Companies' past practices; (e) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (f) obligations for the deferred purchase price of property, business, assets, securities or services in respect of which Blocker or any of the Group Companies are liable, contingently or otherwise (including the maximum value of any "earn-outs" and "seller notes" payable); (g) any declared but unpaid dividends owed to any Unitholder; (h) any outstanding obligations for the lease buyout associated with the German manufacturing facility closure (including any corresponding severance payment obligations) and (i) guarantees by Blocker or any of the Group Companies of any of the obligations referred to in the foregoing clauses (a) through (h) (but only to the extent called upon or drawn) and (i) any unpaid principal, premium, accrued and unpaid interest, prepayment or termination penalties, breakage costs, related expenses, commitment and other fees, reimbursements and all other amounts payable in connection with any amounts covered by clauses (a) through (h) above (including, as applicable, as a result of the prepayment of such obligations); provided that Funded Debt shall not include (A) any amounts included in Transaction Expenses or Working Capital,
(B) any Liabilities or obligations related to inter-company debt between or among the Group Companies or
(C) obligations for leases classified as operating leases in the Financial Statements, (D) any undrawn surety bonds, letters of credit or bankers' acceptances or similar facilities or (E) the benefit of any unamortized debt issuance costs.

"Future Distribution Amount" means any amounts to be distributed to the Unitholders or Blocker Seller pursuant to the Escrow Agreement, Section 3.03(b), Section 8.08 or Section 14.17(c).
"GAAP" means United States generally accepted accounting principles as applicable to private companies.
"Government Official" means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any Governmental Authority or public organization.
"Governmental Authority" means any United States or non-United States, federal, state, provincial or local governmental or regulatory commission, arbitrator, arbitral forum, board, bureau, agency, court or regulatory or administrative body.
"Group Companies" means the Company and each of its Subsidiaries.
"Group Companies' IT Systems" has the meaning set forth in Section 6.25(c).
"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
"Hazardous Materials" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration that are regulated under or for which Liability can be imposed under any Environmental Law due to their hazardous, toxic, dangerous or deleterious properties or characteristics.
"Health Care Law" has the meaning set forth in Section 6.13(i).
"IFRS" means the International Financial Reporting Standards issued by the International Accounting Standards Board as of the date of this Agreement.
"Inbound License" means each license, sublicense, agreement, or other permission entered into by the Group Companies granting the Group Companies a license to use or hold for use any Intellectual Property owned by a third party.
"Incentive Unit" means an Incentive Unit (as defined in the Operating Agreement) of the Company.
"Income Tax Return" means all Tax Returns filed or required to be filed with any Taxing Authority with respect to Income Taxes including with respect to any Pass-Through Income Tax Matter.
"Income Taxes" means Taxes imposed on, or determined by reference to, net income, or franchise taxes imposed in lieu of Taxes on net income.
"Insurance Policies" has the meaning set forth in Section 6.15.
"Insurance Receivables" means insurance proceeds due to the Company or the Group Companies pursuant to claim number KY18K2533201 under policy number EON G29519547 001.
"Intellectual Property" means all intellectual property and proprietary rights throughout the world, including (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, renewals, extensions and reexaminations thereof, (b) all design patents, design rights and industrial designs, including product and product packaging designs, together with all registrations and applications therefor, (c) all trademarks, service marks, trade dress, product designs, product packaging designs, logos, slogans, trade names, domain names, URLs, brand names, corporate names, user names, screen names, social media identifiers (including social media names, "tags," and "handles" as well as accounts with Twitter, Facebook and other social media companies) or other designations of source or origin, together with all goodwill associated with and symbolized by any of the foregoing, whether or not applied for or registered and all applications, registrations and renewals in connection therewith, (d) all copyrights and copyrightable works, including, product packaging designs, artwork and images, documentation, advertising copy, marketing materials, product descriptions, inserts, website content, translations, specifications, mask works, drawings, graphics, designs, databases, recordings and other works of authorship and derivative works thereof, and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, product road maps, technical data, designs, drawings, flowcharts, block diagrams and specifications, (f) all computer software (including data and related documentation) and databases, and any and all software implementations of algorithms, specifications, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto, (g) all copies and tangible embodiments of any and all of the foregoing, and (h) all causes of action resulting from past, current and future infringement of any and all of the foregoing, including all rights to and claims for damages and injunctive relief for infringement, or other violation, with the right but no obligation to sue for such legal and equitable relief.
"Interim Financial Statements" has the meaning set forth in Section 6.06(a).
"Interim Period" has the meaning set forth in Section 7.03.
"IRS" means the Internal Revenue Services of the United States of America.
"Key Customer" has the meaning set forth in Section 6.20(a).
"Key Supplier" has the meaning set forth in Section 6.20(b).
"Latest Balance Sheet" has the meaning set forth in Section 6.06(a).
"Law" means any federal, state, local, municipal, foreign, order, constitution, law (including common law), ordinance, code, rule, judgment, decree, regulation, statute or treaty.
"Leased Real Property" has the meaning set forth in Section 6.10(b). "Letter of Transmittal" has the meaning set forth in Section 2.08(b). "Liabilities" has the meaning set forth in Section 6.06(b).
"Lien" means any lien (statutory or otherwise), mortgage, deed of trust, pledge, security interest, charge, claim, encroachment, right of first refusal, easement or other restriction of any kind, but excluding restrictions on transfer generally arising under federal and state securities Laws.
"Material Adverse Effect" means any state of facts, event, effect, occurrence, condition, violation, breach, default, failure to comply, change in circumstance, loss or development (each, an "Effect"), or combination thereof, that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the condition (financial or otherwise), business or operating results of the Group Companies, taken as a whole, or (b) the ability of Blocker Seller and the Company to perform their respective obligations under this Agreement; provided that none of the following (or the results thereof) will constitute, either alone or in combination, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) general economic or geopolitical conditions affecting generally the industries or markets in which the Group Companies operate; (ii) Effects attributable to acts of terrorism, sabotage, cyber-attack, military action, declaration of a national emergency or war (regardless of whether declared) or any escalation or worsening thereof; (iii) conditions generally affecting the United States or worldwide economy or credit, financial, banking, securities or capital markets; (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other act of God; (v) changes or prospective changes in United States generally accepted accounting principles; (vi) changes or prospective changes in Laws or the enforcement or interpretation thereof or any action required to be taken under any Law by which the Company or its Subsidiaries (or any of their respective assets or properties) is bound; (vii) (w) the taking of any action permitted or required by this Agreement or taken at the written request of Buyer or its Affiliates, (x) the failure to take any action if such action is prohibited by this Agreement, (y) Buyer's failure to consent to any of the actions prohibited by Section 7.03 or (z) the negotiation or execution of this Agreement or any other Transaction Document or announcement, pendency or consummation of this Agreement or the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any of its or their business relations or employees; (viii) any failure, in and of itself, to meet any budgets, projections, forecasts, predictions, revenue, earnings or performance metrics or operating statistics (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); (ix) the matters expressly set forth on, and solely to the extent expressly described on, the Schedules; and (x) any action taken by Buyer or its Affiliates with respect to the Transactions, except, in the case of clauses (i) through (vi), to the extent such Effect has a disproportionate impact on the Group Companies, taken as a whole, as compared to other participants engaged in the industries and geographies in which the Group Companies operate.
"Material Contracts" has the meaning set forth in Section 6.18(a).
"Merger" has the meaning set forth in the Recitals.
"Merger Sub" has the meaning set forth in the Preamble.
"New Plans" has the meaning set forth in Section 8.06.
"Objection Disputes" has the meaning set forth in Section 3.03(b)(i).
"Objection Statement" has the meaning set forth in Section 3.03(b)(i).
"Off-the-Shelf License" means each license, sublicense, Contract, or other permission for commercially available computer software programs licensed on a non-exclusive basis under "shrink wrap" or other standard form licenses that, in each case, has incurred license fees on an annual basis of less than $250,000.
"Operating Agreement" means that Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated November 9, 2012, as amended.
"Ordinary Course" means the ordinary course of business of Blocker or the Group Companies, as applicable, consistent with past practice (including with respect to quantity and frequency).

"Outbound License" means each license, sublicense, Contract or other permission entered into by the Group Companies that grants to any Person a license of any Company Intellectual Property.
"Overpayment Credits" means any overpayment of Taxes from a Pre-Closing Tax Period or any prepayment of Taxes in a Pre-Closing Tax Period applied to reduce Taxes in a tax period beginning after the Closing Date.
"Owned Real Property" has the meaning set forth in Section 6.10(c).
"Party" or "Parties" has the meaning set forth in the Preamble.
"Pass-Through Income Tax Matter" means any matter relating to the determination of (A) any U.S. state non-resident withholding taxes with respect to the Group Companies or (B) any income taxes with respect to the operations of the business of the Company and/or any of its Subsidiaries if any of the Unitholders (or their direct and indirect owners) would be liable as a matter of Law for such income taxes (e.g., the income tax Liability for items of income, gain, loss, deduction and credit passed-through to owners with respect to a partnership for U.S. federal or applicable state and local income tax purposes).
"Pass-Through Income Tax Return" means any Tax Return with respect to income taxes of the Company and/or any of its Subsidiaries if any of the Unitholders (or their direct and indirect owners) would be liable as a matter of Law for such income taxes.
"Paying Agent" has the meaning set forth in Section 2.08(a).
"Paying Agent Agreement" has the meaning set forth in Section 2.08(a).
"Payoff Letters" has the meaning set forth in Section 3.02(c).
"Permits" has the meaning set forth in Section 6.16.
"Permitted Liens" means (i) Liens for Taxes not yet delinquent or for Taxes being contested in good faith through appropriate proceedings that are reserved for on the Financial Statements in accordance with GAAP, (ii) purchase money Liens, (iii) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements of license arrangements, (iv) Liens relating to Funded Debt included in the calculation of the Closing Cash Payment pursuant to this Agreement that will be eligible for release pursuant to the Payoff Letters, (v) Liens arising in the Ordinary Course of business and not incurred in connection with the borrowing of money, none of which materially impacts the current use or value of the affected property, (vi) mechanics Liens and similar Liens for labor, materials, or supplies arising in the Ordinary Course of business for amounts not yet overdue, (vii) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated in any material respect by the current use and operation of such real property by the Group Companies, (viii) easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to any assets of the Group Companies and other title defects that do not materially impair the use or occupancy of such assets in the operation of the business of the Group Company in question, (ix) with respect to the Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, that do not materially impair the use or occupancy of such assets in the operation of the businesses of the Group Companies, (x) non-monetary Liens in respect of all matters set forth on title policies or surveys made available by the Company to Buyer prior to the date of this Agreement that do not materially impair the use or occupancy of such assets in the operation of the businesses of the Group Companies taken as a whole,

(xi) non-exclusive licenses of Intellectual Property granted in the Ordinary Course and (xii) Liens set forth on Schedule 12.01.
"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.
"Personal Data" means any information (including a person's name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver's license number, passport number, payment card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, medical records, internet protocol address, geographic location, health or diet information, family members, political beliefs, group memberships, internet browsing history, persistent or unique identifier, order and purchase histories, amounts spent, platform behavior, conduct, preferences, demographic data and any other data and information, including, for the avoidance of doubt, any information regarded as "personal data" pursuant to any applicable Law) which, whether alone or in combination with other information, identifies or is associated with an identified or identifiable natural person.
"Plan" means each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each other employment, consulting, severance, change in control, retention, bonus, pension, profit sharing, executive compensation, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, health or other medical, dental, life, disability, vacation, tuition reimbursement, cafeteria, fringe benefit or any other employee benefit or compensation plan, program, policy, agreement or arrangement (whether for the benefit of one individual or more than one individual) (i) that is sponsored, maintained or contributed to or required to be contributed to by any of the Group Companies, or (ii) with respect to which any of the Group Companies has any material Liability, in each case, other than any plan, program, policy, agreement or arrangement that is required to be maintained or contributed to by applicable Law (other than the Healthcare Law).
"Pre-Closing Buyer Returns" has the meaning set forth in Section 9.01(a).
"Post-Closing Tax Period" means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.
"Pre-Closing Tax Period" means any taxable periods ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date.
"Privacy Agreement" has the meaning set forth in Section 6.25(b).
"Proceeding" means any litigation, suits, arbitration, administrative actions, Governmental Authority investigations, audits or inspections or similar proceedings.
"PT-Tax Proceeding" has the meaning set forth in Section 9.03.
"R&W Policy" means the buyer-side representations and warranties insurance policy purchased by, and issued to, Buyer by AIG Specialty Insurance Company.
"Recall" has the meaning set forth in Section 6.21(c).

"Registered Company-Owned Intellectual Property" means all Company-Owned Intellectual Property that is: (i) a pending or issued patent; (ii) a trademark application or registration; (iii) a copyright application or registration; and (iv) a domain name.
"Registered Intellectual Property" means all Company-Owned Intellectual Property as well as Intellectual Property owned by a third party but exclusively licensed to the Group Companies that is the subject of: (i) a pending or issued patent; (ii) a trademark application or registration; (iii) a copyright application or registration; and (iv) any other registrations that have been issued to or applied for by the Group Companies, or the applicable third party licensor (including any domain names and social media accounts/handles).
"Reimbursement Conditions" means (i) with respect to the amount described in clause (A)(x) of Section 2.09(c), the Company actually pays such amount to the Internal Revenue Service and provides timely written notice of such payment to the applicable Designated Unitholder promptly upon making any such withholding as required under and in accordance with Code Section 1446 and the applicable Treasury Regulations thereunder; and (ii) with respect to the amount described in clause (A)(y) of Section 2.09(c), either (A) a Pass-Through Income Tax Return prepared pursuant to and in accordance with the procedures of Section 9.01 shows an amount due or (B) the Company received notice of an applicable PT-Tax Proceeding from the applicable U.S. state or local Taxing Authority within three years after the Closing Date (or March 15, 2023, if later) and, in either case, (A) the Company actually pays such amount to the applicable U.S. state or local Taxing Authority in connection with such pass-Through Income Tax Return or upon resolution of the applicable PT-Tax Proceeding pursuant to and in accordance with the procedures set forth in Section 9.03 and (B) promptly provides each Designated Unitholder the original or a certified copy of a receipt issued by the Taxing Authority evidencing such payment or a copy of the Tax Return reporting such payment, as applicable.
"Related Party" means, with respect to Blocker or any of the Group Companies: (i) Blocker Seller; (ii) the Unitholders (other than Blocker); (iii) each individual who is an officer, director or manager of Blocker Seller, Blocker, or any of the Group Companies; (iv) each member of the immediate family of each of the individuals referred to in clauses (ii) and (iii) above; (v) each equity holder of any Unitholder; (vi) any trust or other Person that any one of the individuals referred to in the immediately preceding clauses (i) through (v) controls (or in which more than one of such individuals collectively control); and (vii) any Affiliate of any of the foregoing.
"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing into the indoor or outdoor environment.
"Reports" has the meaning set forth in Section 6.21(e).
"Representative" has the meaning set forth in Section 14.17(a). "Representative Holdback" means $1,000,000.
"Restricted Cash" means any cash that is pledged as collateral for letters of credit, held in trust for the benefit of a third party pursuant to a contractual trust agreement, held in escrow pursuant to a contractual arrangement or pledged to a Person to secure a letter of credit or surety or performance bond.
"RGHSR" has the meaning set forth in the Preamble.
"Schedules" means the disclosure schedules to this Agreement.

"Securities Act" means the Securities and Exchange Act of 1933.
"Seller Fundamental Representations" means the Blocker Fundamental Representations and the Company Fundamental Representations, collectively.
"Site" means any Owned Real Property, Leased Real Property and any other real property currently or previously owned, leased, occupied or operated by (i) any of the Group Companies, (ii) any predecessors of the Group Companies, or (iii) any entities previously owned by any of the Group Companies, in each case, including all soil, subsoil, surface waters and groundwater thereat.
"Specified Award Agreement" has the meaning set forth in Section 7.13.
"Straddle Period" means any taxable period that begins before and ends after the Closing Date.
"Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.
"Surviving Company" has the meaning set forth in Section 2.01. "Tax Accrual Amounts" has the meaning set forth in Section 6.14(h).
"Tax Liability Amount" means an amount, which may be a positive or negative number, equal to the sum of the amounts separately calculated pursuant to this definition with respect to each jurisdiction in which the Group Companies are currently filing Tax Returns for Income Taxes, and with respect to each such jurisdiction, the amount calculated shall be the amount equal to (a) the liability of the Group Companies for Income Taxes owing and unpaid as of the Closing Date (which, for the avoidance of doubt, shall be reflected as a positive number) or (b) the overpayment by the Group Companies of Income Taxes as of the Closing Date (including any overpayments of tax withheld from any Designated Unitholder under Code Section 1446(a)) (which, for the avoidance of doubt, shall be reflected as a negative number), in each case, with respect to such jurisdiction computed for the taxable period (or portion thereof) ending on and including the Closing Date; provided that such amounts shall be calculated (i) in accordance with the past practice (including reporting positions, elections and accounting methods) of the Group Companies in preparing Tax Returns for Income Taxes, (ii) by excluding all deferred Tax Liabilities and deferred Tax assets, in each case, established for GAAP purposes, (iii) by treating the Closing Date as the final day of the taxable year of each of the Group Companies (but not for purposes of treating any "deferred revenue" as having accelerated into the Pre-Closing Tax Period for U.S. federal and applicable state and local tax purposes), (iv) by including unpaid Taxes imposed by application of Section 965 of the Code (including any Taxes deferred by an election under Section 965(h) of the Code), (v) by allocating to the Pre-Closing Tax Period all deductions with respect to any Transaction Tax Deductions that are "more likely than not" deductible (or deductible with a higher confidence level) in a Pre-Closing Tax Period and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any "success based fees," (vi) by excluding any amounts taken into account in calculating any of Cash Amount, Funded Debt or Transaction Expenses, (vii) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes as defined by IFRS or with respect to uncertain Tax positions as defined by GAAP or other similar accounting methodologies and any liabilities arising from any change in any accounting method of any of the Group Companies made following the Closing, and (viii) by treating any overpayments of Income Taxes with respect to the tax year ending on December 31, 2018 (including any overpayments of tax withheld from any Designated Unitholder under Code Section 1446(a) for the tax year ending

December 31, 2018) as a payment of Taxes by the Group Companies in the tax period (or portion thereof) ending on the Closing Date for purposes of determining the liability of the Group Companies for Income Taxes or the overpayment by the Group Companies of Income Taxes, as applicable, for the tax period (or portion thereof) ending on the Closing Date.
"Tax Return" means any return, claim for refund, report, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
"Taxes" means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, consumption, escheat, unclaimed property, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto and any interest in respect of such additions, fines or penalties.
"Taxing Authority" means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on any of the Group Companies.
"Transaction Consideration" means the sum of the Estimated Closing Cash Payment, plus the aggregate of all Future Distribution Amounts.
"Transaction Documents" has the meaning set forth in Section 14.03.
"Transaction Expenses" means, to the extent not paid by a Group Company or Blocker prior to the Adjustment Time, the aggregate amount of (i) all fees, costs and expenses (including legal, accounting, investment banking, broker's, finder's and other professional or advisory fees and expenses) incurred by or on behalf of, or to be paid by, a Group Company or Blocker in connection with the negotiation and execution of this Agreement and the other Transaction Documents or the consummation of the Transactions, (ii) without duplication of amounts included in Funded Debt, any fees and expenses payable to the Group Companies' existing lenders' counsel in connection with repayment of the Funded Debt pursuant to the Payoff Letters, (iii) all bonus, incentive and similar change in control, discretionary or retention or other compensatory payments payable to any employees, officers, directors, consultants, or managers of a Group Company or Blocker that become payable solely as a result of the consummation of the Transactions, together with the employer's share of any payroll, social security, unemployment or similar taxes thereon, (iv) the cost of the D&O Tail, (v) any amounts payable by a Group Company in respect of phantom equity awards that become payable in connection with the consummation of the Transactions (including, for the avoidance of doubt, all amounts in respect of phantom equity awards that vested prior but will be paid in connection with the consummation of the Transactions), together with the employer's share of any payroll, social security, unemployment or similar taxes thereon, (vi) 50% of the fees due to the Escrow Agent pursuant to the Escrow Agreement, (vii) 50% of the fees due to the Paying Agent pursuant to the Paying Agent Agreement and (viii) 50% of any indirect Transfer Tax imposed by China, Germany or India as set forth in Section 8.05(a).
"Transaction Tax Deductions" means any deductions that would result from or be attributable to the Transactions (including the write-off of deferred financing fees, costs and expenses, the payment of any transaction related fees, costs or expenses and/or bonuses (or similar amounts), and the payment of Funded Debt that is outstanding as of the Adjustment Time or the Transaction Expenses) and, for such purpose, the Parties agree to apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure

2011-29 to determine the amount of deductions attributable to the payment of any success based fees within the scope of such revenue procedure, to the extent applicable.
"Transactions" means the transactions contemplated by this Agreement and the other Transaction Documents, including the Blocker Purchase and the Merger.
"Transfer Taxes" has the meaning set forth in Section 8.05(a).
"Unitholder" means each holder of record of Common Units or Incentive Units.
"Unitholder Consent" has the meaning set forth in the Recitals.
"Unitholder Percentage" means, with respect to each Designated Unitholder or Blocker Seller, a percentage equal to the aggregate dollar amount of Transaction Consideration actually received by such Designated Unitholder or Blocker Seller, divided by the aggregate amount of Transaction Consideration.
"Vested Incentive Unit" means an Incentive Unit that, as of the Effective Time, has vested in accordance with the terms of the agreement pursuant to which such Incentive Unit was granted to the holder thereof.
"Waived 280G Benefit" has the meaning set forth in Section 7.11.
"WARN Act" means the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law and the rules and regulations promulgated thereunder from time to time.
"Working Capital" means, as of the Adjustment Time, (a) the current assets of the Group Companies set forth on Exhibit J attached hereto, minus (b) the current liabilities of the Group Companies set forth on Exhibit J attached hereto, in each case, calculated on a consolidated basis, after eliminating any intercompany amounts; provided that (i) Working Capital shall exclude the Cash Amount, Restricted Cash, any Funded Debt, any Transaction Expenses, the Tax Liability Amount, unamortized debt issuance costs, any current or deferred Income Tax assets or liabilities and any Insurance Receivables, (ii) Working Capital shall, except as set forth on Exhibit J attached hereto under the heading "Exceptions to Past Practice," which principles shall be applied in calculating Working Capital, be calculated in accordance with, and on a basis consistent with, the same accounting methodologies, principles, practices, estimation techniques and procedures used in preparing the Latest Balance Sheet (including calculating reserves in accordance with the same methodologies used to calculate such reserves in preparing the Latest Balance Sheet) and (iii) Working Capital shall (x) not include any purchase accounting or other adjustment arising out of the consummation of the Transactions; and (y) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing. For the avoidance of doubt, only the line items included on Exhibit J attached hereto shall be included in Working Capital.
"Working Capital Deficit" means the amount (if any) by which Working Capital is less than $65,262,238.
"Working Capital Surplus" means the amount (if any) by which Working Capital is greater than $65,262,238.
"Year-End Financial Statements" has the meaning set forth in Section 6.06(a). 12.02 Other Definitional Provisions.

(a)    All terms defined in this Agreement shall have such defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires or as otherwise indicated therein.
(b)    Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)    All references to "$" in this Agreement shall be deemed references to United States dollars.
(d)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
ARTICLE XIII
TERMINATION
13.01 Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of Buyer and the Company;
(b)    by Buyer, if:
(i)    there has been a material breach by the Company or Blocker Seller of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in ARTICLE X and (A) Buyer has provided written notice to the Company and the Representative (and, if such breach is by Blocker Seller, to Blocker Seller) of such material breach and its intent to terminate this Agreement pursuant to this Section 13.01(b)(i); and (B) the Company or Blocker Seller, as applicable, has not cured such material breach within 20 Business Days (or by the End Date, if sooner) after receiving written notice thereof from Buyer; provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 13.01(b)(i) if there has been a material breach by Buyer or Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent satisfaction of any condition set forth in ARTICLE XI; or
(ii)    the Transactions have not been consummated by the End Date; provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 13.01(b)(ii) if Buyer's or Merger Sub's breach of this Agreement has substantially contributed to the failure of the Transactions to occur by the End Date, or has prevented the consummation of Transactions;
(c)    by the Company, if:
(i)    there has been a material breach by Buyer or Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in ARTICLE XI and (A) the Company has provided written notice to Buyer of such material breach and its intent to terminate this Agreement pursuant to this Section 13.01(c)(i); and (B) Buyer or Merger Sub, as applicable, has not cured such material breach within 20 Business Days (or by the End Date, if sooner) after receiving written notice thereof from the Company; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 13.01(c)(i) if there has been a material breach by the Company or Blocker Seller that has prevented or would prevent satisfaction of any condition set forth in ARTICLE X; or

(ii)    the Transactions have not been consummated by the End Date; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 13.01(c)(ii) if the Company's or Blocker Seller's breach of this Agreement has substantially contributed to the failure of the Transactions to occur by the End Date, or has prevented the consummation of Transactions;
(d)    by either Buyer or the Company, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order or ruling permanently enjoining, restraining or prohibiting the Transactions, which injunction, judgment, order or ruling shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 13.01(d) shall not be available to any Party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such injunction, judgment, order or ruling.
13.02 Effect of Termination. If any Party validly terminates this Agreement pursuant to Section 13.01, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except that the provisions of this ARTICLE XIII and ARTICLE XIV (other than Section 14.12) shall survive the termination of this Agreement; provided that no termination of this Agreement shall in any way limit any claim by a Party that another Party willfully and intentionally breached the terms of this Agreement prior to or in connection with such termination, nor shall such termination limit the right of such non-breaching Party to seek all other remedies available to it at law or equity.
ARTICLE XIV
GENERAL PROVISIONS
14.01 Survival. Each of the representations and warranties, and each of the covenants and agreements that contemplate or require performance prior to the Closing, in each case, set forth in this Agreement or any other Transaction Document, or in any certificate delivered hereunder or thereunder, shall terminate at and as of the Closing. Without limiting the foregoing, the sole and exclusive recourse of Buyer and Merger Sub for any breach of any such representations and warranties shall be against the R&W Policy. Each covenant and agreement set forth in this Agreement or any other Transaction Document, or in any certificate delivered hereunder or thereunder that contemplates or requires performance at or after the Closing shall expressly survive the Closing in accordance with its terms.
14.02 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service, upon the date sent if by electronic mail with confirmation of transmission prior to 5:00 pm, prevailing Eastern Time, and, if not, the next Business Day after successful transmission or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Buyer, the Representative, Blocker Seller and the Company shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)	if to Buyer, Merger Sub and/or the Surviving Company (after the Effective Time) to:
Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attention: Legal Department
Email: legal@perrigo.com

with a copy (which notice shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060
Attention: Sheryl Orr
Email: Sheryl.Orr@morganlewis.com
(b)    if to the Company (prior to the Effective Time) to:
Ranir Global Holdings, LLC
4701 East Paris Avenue SE
Grand Rapids, MI 49512
Attention: Michael Bregenzer, General Counsel
Email: michael.bregenzer@ranir.com
with a copy (which notice shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Robert A. Wilson, P.C.
Email: robert.wilson@kirkland.com
if to Blocker Seller to:
Camden Partners III SPV, L.P.
500 East Pratt Street, Suite 1200
Baltimore, Maryland 21202
Attention: J. Todd Sherman
David Warnock
Email: TSherman@CamdenPartners.com
with a copy (which notice shall not constitute notice) to:
Duane Morris LLP
111 S. Calvert Street, Suite 21202
Baltimore, Maryland 21202
Attention: Michael C. Hardy, Esquire
Email: MCHardy@duanemorris.com
(c)    if to the Representative to:
900 N. Michigan Avenue
Ste. 1600
Chicago, IL 60611
Attention: Christopher Capps
Email: chris@kgccapital.com
with a copy (which notice shall not constitute notice) to:

RM Partners Law LLC

305 N. Peoria Street
Suite 200
Chicago, IL 60607
Attention: Michael S. Roberts
Email: mroberts@rmpartnerslaw.com
14.03 Entire Agreement. This Agreement (including the Exhibits and Schedules attached to this Agreement), the Certificate of Merger, the Escrow Agreement, the Paying Agent Agreement, the Letters of Transmittal and the certificates of the Parties delivered pursuant to Section 3.02 (collectively, the "Transaction Documents") contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement, which shall survive in full force and effect in accordance with its terms. The Exhibits and Schedules constitute a part of this Agreement as though set forth in full above.
14.04 Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own fees and expenses, including its own counsel fees, incurred in connection with this Agreement; provided that Blocker Seller shall pay all fees and expenses of Blocker incurred in connection with this Agreement to the extent not otherwise treated as a Transaction Expense.
14.05 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Buyer, the Company, the Representative and Blocker Seller; provided that waivers to this Agreement shall be deemed effective upon the execution by the Party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other Transaction Document shall be deemed to be an extension of the time for performance of any other obligations or any other acts.
14.06 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied in this Agreement shall be construed to give any other Person any legal or equitable rights hereunder, except that (a) the former and current officers, directors, employees and agents of Blocker and the Group Companies are express third party beneficiaries of Section 8.02 and (b) the Unitholders and Blocker Seller are express third party beneficiaries of Section 8.05. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of each other Party. Buyer and Merger Sub may, without the consent of any other Party, assign their rights hereunder for collateral security purposes to any lender providing financing to Buyer.
14.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail transmission of a ".pdf" or other similar data file shall be effective as delivery of a manually executed counterpart to this Agreement.
14.08 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. Whenever the words "include," "includes"

or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Words of one gender shall be held to include the other genders. The word "or" shall not be exclusive. Unless otherwise indicated, the words "herein," "hereof," "hereunder" or "hereby" and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The words "day" and "days" shall be held to refer to calendar day(s). The words "year" and "years" shall be held to refer to calendar year(s), unless otherwise indicated. The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section. References to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.
14.09 Schedules. Any information set forth in one section of the Schedules will be deemed to apply to other sections of the Schedules to the extent its relevance to such other section is reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items not included, are or are not required to be disclosed, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Schedule is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or that the amounts, or higher or lower amounts, or the items so included, or other items not included, are within or outside the Ordinary Course. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
14.10 Governing Law; Interpretation. This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware. Any and all claims, controversies, causes of action and Proceedings arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.
14.11 Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Any Proceeding against Buyer, Merger Sub, the Company, any of the Unitholders,
Blocker Seller, the Surviving Company or the Representative arising out of, relating to, or with respect to, this Agreement or the Transactions shall be brought exclusively in the state or federal courts located in New Castle County in the State of Delaware (the "Designated Courts"), and the Parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Proceeding. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any Designated Court and hereby further irrevocably waives any claim that any such Proceeding brought in the Designated Courts has been brought in an inconvenient forum. Each Party agrees that service of any process, summons, notice or document sent in accordance with Section 14.02 shall be effective service of process in any such Proceeding.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT OR

THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 14.11(b). EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
14.12 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer, the Company, Blocker Seller and the Designated Unitholders would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a Party may be entitled at Law, a Party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives any defense that a remedy at Law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder.
14.13 Arm's Length Negotiations; Drafting. Each Party expressly represents and warrants to the other Parties that before executing this Agreement, such Party has fully informed itself of the terms, contents, conditions and effects of this Agreement, such Party has relied solely and completely upon its own judgment in executing this Agreement and such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm's length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.
14.14 Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
14.15 Made Available. The phrase "made available to Buyer" or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the virtual data room maintained by the Company or its representatives or delivered by electronic mail to Buyer or its accountants or attorneys, in each case, at least one day prior to the date of this Agreement.
14.16 Confidentiality; Public Announcements.
(a) Except as may be required by Law, or as otherwise permitted or expressly contemplated herein, no Party shall, and each Party shall cause its respective Affiliates, employees, agents and representatives not to, disclose to any third party the existence of this Agreement or the subject matter or terms hereof, without the prior consent of Buyer, the Company and Representative; provided that the Parties and their respective Affiliates, employees, agents and representatives shall be permitted to (a) disclose any such information to their attorneys, advisors and representatives and (b) disclose and use such information in connection with enforcing their rights and fulfilling their obligations under this Agreement or any other Transaction Document.
(b)    The Parties agree that no public release, public filing or public announcement concerning this Agreement or the other Transaction Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of Buyer and the Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall allow the other Parties reasonable time to comment on, and shall consider in good faith any comments received by such other Parties to, such release or announcement in advance of such issuance.
(c)    Prior to the Closing, Buyer, the Company and the Representative shall mutually agree upon a press release announcing the consummation of the Transactions and Buyer and the Company may issue such press release following the Closing without the consent of any other Party. In connection with the preparation of any Securities Exchange Commission filing required to be made by Buyer in connection with the Transactions, each Party shall use commercially reasonable efforts upon the request of Buyer to furnish Buyer with all reasonable information concerning such Party as may be reasonably necessary in connection with such filing, to the extent such information is then reasonably available to such Party.
14.17 Designation of the Representative.
(a)    Designation. RGHSR is hereby designated to serve as the representative of the Unitholders and Blocker Seller (the "Representative") with respect to the matters expressly set forth in this Agreement and the other Transaction Documents to be performed by the Representative.
(b)    Authority. By executing a Letter of Transmittal (or, in the case of Blocker Seller, this Agreement), each Designated Unitholder and Blocker Seller hereby irrevocably appoints the Representative as such Person's agent, proxy and attorney-in-fact for all purposes of this Agreement, the Escrow Agreement, the Paying Agent Agreement and any other agreement entered into in connection herewith (including the full power and authority on such Person's behalf) (i) to consummate the Transactions, (ii) to pay expenses incurred by or on behalf of such Person or the Representative in connection with the Transactions, including the negotiation and performance of the Transaction Documents (whether incurred on or after the date of this Agreement), (iii) to calculate any amounts payable to such Person pursuant to any Transaction Document, (iv) to execute such further agreements or instruments of assignment in accordance with this Agreement, or as Buyer shall reasonably request, or which the Representative shall consider necessary or proper to effectuate the Transactions, all of which shall have the effect of binding such Person as if such Person had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Closing Cash Payment or Future Distribution Amounts, (vi) to receive notices and other deliverables hereunder on behalf of such Person, (vii) to execute and deliver on behalf of such Person any amendment or waiver to any Transaction Document, (viii) to take all other actions to be taken by or on behalf of such Person in connection with the Transactions, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the Transactions and (x) to do each and every act and exercise any and all rights which such Person is permitted or required to do or exercise under the Transaction Documents. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Person. If, after the execution of this Agreement, any Designated Unitholder or Blocker Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Representative shall be binding upon all of the Designated Unitholders and Blocker Seller and neither Blocker Seller nor any Designated Unitholder shall have the right to object, dissent, protest or otherwise contest the same.
(c)    Representative Holdback. The Representative Holdback shall be withheld and paid directly to an account maintained by the Representative as a fund for the fees and expenses of the Representative incurred in its capacity as such, with any balance of the Representative Holdback not utilized for such purposes to be returned to Blocker Seller and the Designated Unitholders in accordance with their Designated Unitholder Percentages. In the event that the Representative Holdback is insufficient to satisfy the fees and expenses of the Representative incurred in its capacity as such, the Representative shall be entitled to recover any such expenses from any portion of the Adjustment Escrow Fund to be distributed to Blocker Seller and the Designated Unitholders. The Representative shall also be entitled to recover any remaining expenses directly from Blocker Seller and the Designated Unitholders severally in accordance with their respective Unitholder Percentage (and not jointly or jointly and severally), and the Representative shall not have any obligation to personally advance funds in connection with the performance of any duties under this Agreement.
(d)    Authority; Indemnification. Buyer shall be entitled to rely on any action taken by the Representative, pursuant to Section 14.17(b) (each, an "Authorized Action"), and each Authorized Action shall be binding on Blocker Seller and each Designated Unitholder as fully as if such Person had taken such Authorized Action. Buyer agrees that the Representative, as the Representative, shall have no Liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted actual fraud; provided that the foregoing shall not limit any Liability that Blocker Seller or the Designated Unitholders may have to Buyer with respect to such Authorized Action. Blocker Seller and each Designated Unitholder, severally in accordance to its Unitholder Percentage, and not jointly or jointly and severally, will indemnify, reimburse and hold harmless the Representative against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any Proceeding to which the Representative is made a party by reason of the fact that the Representative is or was acting as the Representative pursuant to the terms of this Agreement.
(e)    Duties of the Representative. The Representative shall have only the duties expressly stated in the Transaction Documents, and shall have no other duty, express or implied. The Representative is not, by virtue of serving as Representative, a fiduciary of Blocker Seller, any Designated Unitholders or any other Person. The Representative, in its capacity as such, has no personal responsibility or Liability for any representation, warranty or covenant of the Company or any other Person. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.
(f)    Exculpation. The Representative shall not be liable to Blocker Seller or any Designated Unitholder for any action taken or omitted by it or any agent employed by it under any Transaction Document, except to the extent that such action or omission is found by a final order of a court of competent jurisdiction to have constituted actual fraud. The Representative shall not be liable to Blocker Seller or any Designated Unitholder for any apportionment or distribution of the Transaction Consideration except to the extent that such apportionment or distribution is found by a final order of a court of competent jurisdiction to have constituted actual fraud. Neither the Representative nor any agent employed by it shall incur any Liability to Blocker Seller or any Designated Unitholder relating to the performance of its other duties hereunder, except to the extent that the Representative is found by a final order of a court of competent jurisdiction to have committed actual fraud in connection therewith.

14.18 Company Representation. Buyer, for itself and on behalf of its respective Subsidiaries (including Merger Sub) and their respective directors, equityholders, members, partners, officers, employees and Affiliates, hereby agrees that, in the event that a dispute arises after the Closing between Buyer, the Surviving Company and/or its Subsidiaries, on the one hand, and the Representative, Blocker Seller or any Designated Unitholder, on the other hand, Kirkland & Ellis LLP may represent the Representative, Blocker Seller or such Designated Unitholder in such dispute, even though the interests of the Representative, Blocker Seller or such Designated Unitholder may be directly adverse to Buyer, the Surviving Company and/or its Subsidiaries and even though Kirkland & Ellis LLP may have represented the Company and/or its Subsidiaries in the Transactions. Buyer and Merger Sub further agree that, as to all communications among Kirkland & Ellis LLP, the Representative, the Company, and of its Subsidiaries and any of their respective Affiliates that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Representative and shall not pass to or be claimed by Buyer, the Surviving Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Surviving Company or any of their Subsidiaries and a third party (other than a party to any Transaction Document or any Affiliate of any such party) after the Closing, the Surviving Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided that neither the Surviving Company nor its Subsidiaries may waive such privilege without the prior written consent of the Representative. In addition, all of the client files and records in the possession of Kirkland & Ellis LLP related to the Transactions will be property of (and be controlled by) the Representative and neither the Company nor any of its Subsidiaries shall be entitled to retain copies of, or have access to, any such records.
14.19 Acknowledgements. The representations and warranties of the Company expressly set forth in ARTICLE VI and the representations and warranties of Blocker Seller expressly set forth in ARTICLE V constitute the sole and exclusive representations and warranties made to Buyer and its Affiliates or any other Person with respect to the Group Companies, the Unitholders, Blocker Seller, Blocker and their respective Affiliates in connection with the Transactions, and Buyer, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that any other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Group Companies, the Unitholders, Blocker, Blocker Seller and their respective Affiliates and shall not form the basis of any claim against the Group Companies, the Unitholders, Blocker, Blocker Seller, any of their respective Affiliates or any other Person. Without limiting the foregoing, Buyer, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that Buyer and its Affiliates have not relied on any representations or warranties whatsoever, whether express or implied, other than the representations and warranties of the Company expressly set forth in ARTICLE VI and the representations and warranties of Blocker Seller expressly set forth in ARTICLE V. In furtherance of the foregoing, Buyer, on its own behalf and on behalf of its Affiliates, acknowledges that Buyer and its Affiliates have conducted, to their satisfaction, an independent investigation of the financial condition and position, results of operations, assets, liabilities, properties and projected operations of Blocker and the Group Companies prior to making their determination to proceed with the Transactions and have completed such investigations of Blocker and the Group Companies as they deem necessary and appropriate, and have received all of the information that they have requested from the Company and its Subsidiaries and Blocker in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions. In connection with Buyer's and its Affiliates' investigation of Blocker and the Group Companies, Buyer and its Affiliates have received certain projections, including projected statements of operating revenues and income from operations of the Group Companies, and certain business plan information. Buyer, on its own behalf and on behalf of its Affiliates, acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and its Affiliates are familiar with such uncertainties and that Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.

14.20 Guaranty.
(a)    The Guarantor, intending to be legally bound, hereby irrevocably, unconditionally and absolutely guarantees to Blocker Seller and the Company the full and punctual payment by US Buyer and Irish Buyer of all of US Buyer's and Irish Buyer's respective obligations arising (i) at or prior to the Closing pursuant to this Agreement and the transactions contemplated hereby, including US Buyer's and Irish Buyer's payment obligations set forth in Section 3.02(b)(i) and 3.02(b)(ii), or (ii) pursuant to Section 13.02 upon termination of this Agreement (collectively, the "Guaranteed Obligations"). The Guarantor acknowledges and agrees that the obligation of the Guarantor under this Section 14.20 is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Section 14.20, irrespective of whether any action is brought against US Buyer or Irish Buyer or whether US Buyer or Irish Buyer is joined in any such action or actions. The Guarantor further acknowledges and agrees that the obligations of the Guarantor under this Section 14.20 shall be unconditional and absolute and no release or extinguishments of US Buyer or Irish Buyer obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee; provided, however, that the Guarantor shall be entitled to assert as a defense to any claim for payment or performance of the Guaranteed Obligations any and all of the rights, defenses, counterclaims, exculpations, set-offs, indemnities and limitations on liability to which US Buyer or Irish Buyer may be entitled to assert under this Agreement, including that (i) such Guaranteed Obligations are not currently due under the terms of this Agreement, or (ii) that such Guaranteed Obligations have previously been paid or performed in full. The foregoing guarantee shall remain in full force and effect until the date on which each Guaranteed Obligation has been completely performed and/or paid in full, as applicable. The Guarantor agrees that it will reimburse Blocker Seller and the Company for all reasonable and documented out-of-pocket expenses (including reasonable counsel fees and expenses) that are incurred by Blocker Seller and the Company in connection with any action pursuant to which this Section 14.20 is enforced against the Guarantor pursuant to a final non-appealable order.
(b)    The Guarantor hereby represents and warrants to Blocker Seller and the Company, as of the date hereof and as of the Closing Date, that:
(i)    The Guarantor is a Ireland public limited company duly organized, validly existing and in good standing under the laws of Ireland and has all requisite power and authority to enter into and perform its obligations under this Agreement.
(ii)    This Agreement has been duly authorized, executed and delivered by the Guarantor, and this Agreement is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally. All necessary consents, approvals and authorizations have been provided by the applicable governing body and equityholders of the Guarantor in connection with this Agreement.
(iii)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) violate, conflict with or result in a breach of or constitute a default under any provision of the Guarantor's organizational documents, (B) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or Governmental Authority to which the Guarantor is subject or (C) violate, conflict with or result in a breach of any Law.

(iv)    The Guarantor has, as of the date of this Agreement, and will have for so long as any Guaranteed Obligations remain outstanding, access to sufficient funds to guarantee, in cash, the payment by US Buyer and Irish Buyer of the Guaranteed Obligations.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY:
RANIR GLOBAL HOLDINGS, LLC
By:	/s/ Richard Sorota
Name:	Richard Sorota
Title:	President and Chief Executive Officer

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

GUARANTOR:
PERRIGO COMPANY, PLC
By:	/s/ Murray Kessler
Name:	Murray Kessler
Title:	President & CEO

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

US BUYER:
PERRIGO ORAL HEALTH CARE HOLDINGS, INC.
By:	/s/ Jeffrey Needham
Name:	Jeffrey Needham
Title:	President

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

IRISH BUYER:
PERRIGO IRELAND 6 DAC
By:	/s/ Louis Cherico
Name:	Louis Cherico
Title:	Director

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

MERGER SUB:
BIG MOUTH MERGER SUB, LLC
By:	/s/ Jeffrey Needham
Name:	Jeffrey Needham
Title:	President

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

BLOCKER SELLER:
CAMDEN PARTNERS III SPV, L.P.
By:	CAMDEN PARTNERS III SPV, L.P.
Its:	General Partners

By:	/s/ J. Todd Sherman
Name:	J. Todd Sherman
Title:	Member and Manager

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

REPRESENTATIVE:
RGH SELLER REP, LLC
By:	/s/ Christopher W. Capps
Name:	Christopher W. Capps
Title:	Manager

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger